Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

SECURE COMPUTING CORPORATION

BAILEY ACQUISITION CORP.

AND

CYBERGUARD CORPORATION

Dated as of August 17, 2005

TABLE OF CONTENTS

i

TABLE OF CONTENTS

(continued)

Exhibits			Page

Exhibit A	-	Form of Company Voting Agreement
Exhibit B	-	Form of Parent Voting Agreement
Exhibit C	-	Articles of Merger
Exhibit D	-	Certificate of Merger
Exhibit E	-	Form of Company Affiliate Agreement

INDEX OF DEFINED TERMS

“Acquisition Proposal”	Section 5.3
“Acquisition Transaction”	Section 5.3
“Action”	Section 3.13(a)
“Affiliates”	Section 3.22
“Aggrieved Party”	Section 8.3(b)
“Agreement”	Preamble
“Articles of Merger”	Section 1.2
“Breaching Party”	Section 8.3(b)
“Cash Consideration”	Section 2.1(a)
“Closing Date”	Section 1.2
“Closing”	Section 1.2
“COBRA”	Section 3.16(b)
“Code”	Recitals
“Company Acquisition”	Section 8.3(b)
“Company Affiliate Agreement”	Section 5.12
“Company Balance Sheet”	Section 3.9
“Company Certificate”	Section 2.3(c)
“Company Common Stock”	Recitals
“Company Contract”	Section 3.15(a)
“Company Disclosure Statement”	Article III
“Company Employee Benefit Plans”	Section 3.19(a)
“Company Environmental Permits”	Section 3.20(c)
“Company ERISA Affiliate”	Section 3.19(a)
“Company Expenses”	Section 8.3(b)(iv)
“Company Financial Statements”	Section 3.9(a)
“Company Foreign Plan”	Section 3.19(n)
“Company IP Rights”	Section 3.17(a)
“Company Material Adverse Effect”	Section 3.1(a)
“Company Notice of Superior Offer”	Section 5.5(c)
“Company Options”	Section 2.2(a)
“Company Preferred Stock”	Section 3.6(a)
“Company Proxy Statement/Prospectus”	Section 3.24
“Company Purchase Plan”	Section 2.2(c)
“Company Representative”	Section 5.3(a)
“Company Rights”	Section 3.6(c)
“Company Rights Plan”	Section 3.6(c)
“Company SEC Reports”	Section 3.7
“Company Special Meeting”	Section 5.5(a)
“Company Stock Plans”	Section 2.2(a)

INDEX DEFINED TERMS

(continued)

“Company Subsidiaries”	Section 3.1(a)
“Company Superior Offer”	Section 5.5(c)
“Company Termination Fee”	Section 8.3(b)
“Company Triggering Event”	Section 8.1(h)
“Company Voting Agreements”	Recitals
“Company Warrants”	Section 2.2(b)
“Company”	Preamble
“Confidentiality Agreement”	Section 5.4
“Continuing Employees”	Section 5.20(a)
“Current Offerings”	Section 2.2(c)
“Deferred Compensation Plan”	Section 3.19(o)
“Delaware Secretary”	Section 1.2
“Derivative Exchange Ratio”	Section 2.1(g)
“DGCL”	Section 1.1
“Dissenting Shares”	Section 2.6
“Effective Time”	Section 1.2
“ERISA”	Section 3.19(a)
“Exchange Act”	Section 3.3
“Exchange Agent”	Section 2.3(a)
“Exchange Multiple”	Section 2.1(g)
“Exchange Quotient”	Section 2.1(g)
“Exchange Ratio”	Section 2.1(a)
“Financing Agreement”	Section 4.25
“Financing Notice”	Section 4.25
“Financing Transaction”	Section 4.25
“Florida Law”	Section 1.1
“Florida Secretary”	Section 1.2
“GAAP”	Section 3.9
“Government Entity”	Section 3.3
“group health plan”	Section 3.19(k)
“Hazardous Material”	Section 3.20(a)
“Hazardous Materials Activities”	Section 3.20(b)
“Holder”	Section 2.3(c)
“HSR Act”	Section 3.3
“IRS”	Section 3.19(j)
“law”	Section 9.11
“Merger Consideration”	Section 2.1(a)
“Merger Sub Common Stock”	Section 2.1(d)
“Merger Sub”	Preamble

INDEX DEFINED TERMS

(continued)

“Merger”	Recitals
“Nasdaq”	Section 2.1(f)
“Outside Date”	Section 8.1(b)
“Parent Balance Sheet”	Section 4.9
“Parent Certificates”	Section 2.1(b)
“Parent Common Stock”	Recitals
“Parent Contract”	Section 4.15(a)
“Parent Disclosure Statement”	Article IV
“Parent Employee Benefit Plan”	Section 4.19(a)
“Parent Environmental Permits”	Section 4.20(c)
“Parent ERISA Affiliate”	Section 4.19(a)
“Parent Exchange Options”	Section 2.2(a)
“Parent Expenses”	Section 8.3(b)(iii)
“Parent Financial Statements”	Section 4.9
“Parent Interim Financial Statements”	Section 4.9
“Parent IP Rights”	Section 4.17(a)
“Parent Material Adverse Effect”	Section 4.1(a)
“Parent Superior Offer”	Section 5.6(c)
“Parent Options”	Section 4.6(b)
“Parent Preferred Stock”	Section 4.6(a)
“Parent Proposals”	Section 5.6(a)
“Parent Proxy Statement”	Section 3.24
“Parent Purchase Plan”	Section 2.2(b)
“Parent Representative”	Section 5.3(b)
“Parent SEC Reports”	Section 4.7
“Parent Special Meeting”	Section 5.6
“Parent Stock Plans”	Section 4.6(b)
“Parent Subsidiaries”	Section 4.1(a)
“Parent Superior Offer”	Section 5.6(c)
“Parent Termination Fee”	Section 8.3(b)(ii)
“Parent Voting Agreements”	Recital D
“Parent”	Preamble
“Pension Plans”	Section 3.19(a)
“Person”	Section 2.1(g)
“Potential Acquiror”	Section 5.3(c)
“Reference Date”	Section 3.11
“Registration Statement”	Section 3.24
“Replacement Financing”	Section 4.25
“SEC”	Section 3.7

v

INDEX DEFINED TERMS

(continued)

“Securities Act”	Section 3.7
“Stock Consideration”	Section 2.1(a)
“Subsidiary”	Section 2.1(g)
“Surviving Corporation”	Section 1.1
“Tax Return” or “Tax Returns”	Section 3.18(a)
“Tax” or “Taxes”	Section 3.18(a)
“to the knowledge of Company”	Section 3.6(b)
“to the knowledge of Parent”	Section 4.6(b)
“WARN Act”	Section 3.19(p)
“Welfare Plans”	Section 3.19(a)

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of August 17, 2005 by and among Secure Computing Corporation, a Delaware corporation (“Parent”), Bailey Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and CyberGuard Corporation, a Florida corporation (“Company”), with respect to the following facts:

A. The respective boards of directors of Parent, Merger Sub and Company have approved and declared advisable the merger of Company with and into Merger Sub (the “Merger”), upon the terms and subject to the conditions set forth herein, and have determined that the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, their respective stockholders.

B. In connection with the Merger, among other things, the outstanding shares of Company Common Stock (“Company Common Stock”), will be converted into the right to receive shares of Parent Common Stock, $0.01 par value (“Parent Common Stock”), and cash at the rate set forth herein.

C. Simultaneously with the execution and delivery of this Agreement and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, each of the members of the Board of Directors and each executive officer of Company (in their respective capacities as stockholders of Company) is entering into Voting Agreements with Parent in the form of Exhibit A attached hereto (the “Company Voting Agreements”).

D. Simultaneously with the execution and delivery of this Agreement and as a condition and inducement to Company’s willingness to enter into this Agreement, each of the members of the Board of Directors and each executive officer of Parent (in their respective capacities as stockholders of Parent) is entering into Voting Agreements with Company in the form of Exhibit B attached hereto (the “Parent Voting Agreements”).

E. For United States federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

The parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the

Florida Business Corporation Act (“Florida Law”) and the General Corporation Law of the State of Delaware (“DGCL”), (i) Company shall be merged with and into Merger Sub, (ii) the separate corporate existence of Company shall cease, and (iii) Merger Sub shall be the surviving corporation and a wholly owned subsidiary of Parent. Merger Sub, as the surviving corporation of the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

1.2 Closing; Effective Time. Unless this Agreement is terminated pursuant to Article VIII hereof, the closing of the Merger and the other transactions contemplated hereby (the “Closing”) will take place at 10:00 a.m., local time, on a date to be specified by the parties (the “Closing Date”), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Articles VI and VII, unless another time or date is agreed to by the parties hereto. The Closing shall take place at the offices of Heller Ehrman LLP, 275 Middlefield Road, Menlo Park, California, or at such other location as the parties hereto shall mutually agree. At the Closing, the parties hereto shall cause the Merger to be consummated by filing articles of merger substantially in the form of Exhibit C (the “Articles of Merger”) with the Secretary of State of the State of Florida (the “Florida Secretary”) and certificate of merger substantially in the form of Exhibit D (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary”), in accordance with the relevant provisions of Florida Law and DGCL (the time of such filings, or such later time as may be agreed in writing by the parties and specified in the Articles of Merger and Certificate of Merger, being the “Effective Time”). If the Florida Secretary or Delaware Secretary require any changes in the Articles of Merger or Certificate of Merger as a condition to filing or issuing a certificate to the effect that the Merger is effective, Merger Sub, Parent and/or Company shall execute any necessary document incorporating such changes, provided such changes are not inconsistent with and do not result in any material change in the terms of this Agreement.

1.3 Effects of the Merger. The effects of the Merger shall be as provided in this Agreement, the Articles of Merger and Certificate of Merger and the applicable provisions of Florida Law and DGCL. Without limiting the foregoing, at the Effective Time, by virtue of the Merger and in accordance with Florida Law and DGCL, all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4 Certificate of Incorporation; Bylaws.

Subject to Section 5.11(a), from and after the Effective Time, the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation.

Subject to Section 5.11(a), from and after the Effective Time the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation.

1.5 Directors and Officers of the Surviving Corporation. The directors and officers of Merger Sub immediately prior to the Effective Time shall serve as the initial directors and officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified.

ARTICLE II

CONVERSION OF SHARES

2.1 Conversion of Stock. As of the Effective Time, by virtue of the Merger, and without any action on the part of the holders of any outstanding shares of capital stock or securities of Company or Merger Sub:

(a) Each share of Company Common Stock, issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock to be canceled pursuant to Section 2.1(c)), shall be automatically converted into the right to receive (i) 0.50 (the “Exchange Ratio”) of a fully paid and nonassessable share of Parent Common Stock (the “Stock Consideration”), and (ii) cash in the amount of $2.73 (the “Cash Consideration” and together with the Stock Consideration, the Merger Consideration”). All such shares of Company Common Stock, when so converted, shall no longer be outstanding, shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent only the right to receive the Merger Consideration into which such shares of Company Common Stock have been converted.

(b) Each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive (i) a certificate (or direct registration) representing the number of whole shares of Parent Common Stock payable with respect to such Company Common Stock (the “Parent Certificates”), (ii) cash in lieu of fractional shares of Parent Common Stock in accordance with Section 2.1(f), without interest, and (iii) the Cash Consideration payable with respect to such Company Common Stock, without interest.

(c) Each share of Company Common Stock held of record immediately prior to the Effective Time by Company, Merger Sub, Parent or any Subsidiary (as defined in Section 2.1(g)) of Company or of Parent shall be canceled and extinguished without any conversion thereof.

(d) Each share of Common Stock, $0.01 per share par value, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be automatically converted into one validly issued, fully paid and nonassessable share of Common Stock, $0.01 per share par value, of the Surviving Corporation. Each certificate evidencing ownership of a number of shares of Merger Sub Common Stock shall be deemed to evidence ownership of the same number of shares of Common Stock, $0.01 per share par value, of the Surviving Corporation.

(e) Without limiting any other provision of this Agreement, the Exchange Ratio and Cash Consideration per share shall be adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), extraordinary dividend or distribution, reorganization, reclassification, recapitalization or other like change with respect to Parent Common Stock or Company Common Stock occurring or having a record date or an effective date on or after the date hereof and prior to the Effective Time.

(f) No fraction of a share of Parent Common Stock will be issued by virtue of the Merger. Instead, each holder of shares of Company Common Stock who would otherwise be entitled by virtue of the Merger to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock which otherwise would be received by such holder) shall receive in lieu thereof from Parent an amount of cash (rounded to the nearest whole cent, with .5 being rounded up) equal to the product of (i) such fraction, multiplied by (ii) $12.40.

(g) For the purposes of this Agreement, the “Exchange Multiple” of any quantity means the product obtained from multiplying such quantity by 0.723 (the “Derivative Exchange Ratio”), and the “Exchange Quotient” of any quantity means the quotient obtained from dividing such quantity by the Derivative Exchange Ratio. For purposes of this Agreement, the term “Subsidiary”, when used with respect to any Person, means any corporation or other organization, whether incorporated or unincorporated, of which (A) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person (through ownership of securities, by contract or otherwise) or (B) such Person or any Subsidiary of such Person is a general partner of any general partnership or a manager of any limited liability company. For the purposes of this Agreement, the term “Person” means any individual, group, organization, corporation, partnership, joint venture, limited liability company, trust or entity of any kind.

2.2 Company Options, Company Stock Purchase Plan

(a) As of the Effective Time, Parent shall, to the full extent permitted by applicable law, assume all of the stock options of Company outstanding immediately prior to the Effective Time under the Company Stock Plans (as defined below) (the “Company Options”). For purposes of this Agreement, “Company Stock Plans” means the Company’s 1994 Incentive Stock Option Plan and the Company’s 1998 Stock Option Plan. Each Company Option, whether or not exercisable at the Effective Time, shall be assumed by Parent in such a manner that after the Effective Time it shall be exercisable upon the same terms and conditions as under the Company Stock Plan pursuant to which it was granted and the applicable option agreement issued thereunder (after giving effect to any acceleration of vesting resulting from the Merger on the terms provided under the Company Stock Plan pursuant to which it was granted and the applicable option agreement issued thereunder); provided, however, that (i) each such option thereafter shall be exercisable for a number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to the Exchange Multiple of the number of shares of Company Common Stock subject to such option, and (ii) the exercise price per share of Parent Common Stock thereafter shall equal the Exchange Quotient (rounded up to the nearest whole cent) of the exercise price per share of Company Common Stock subject to such option in effect immediately prior to the Effective Time (the “Parent Exchange Options”). Notwithstanding the foregoing, any Company Options that vest according to their terms as of the Effective Time shall be vested from and after the Effective Time. It is intended that Company Options assumed by Parent shall to the extent permitted by the Code qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent Company Options qualified as incentive stock options immediately prior to the Effective Time and the provisions of this Section 2.2 shall be applied consistent with such intent.

(b) As of the Effective Time, Parent shall, to the full extent permitted by applicable law, assume all warrants of Company outstanding immediately prior to the Effective Time (the “Company Warrants”). Each Company Warrant, whether or not exercisable at the Effective Time, shall be assumed by Parent in such a manner that it shall be exercisable upon the same terms and conditions as set forth in the applicable Company Warrant immediately prior to the Effective Time (after giving effect to any acceleration of vesting resulting from the Merger on the terms provided under the applicable warrant); provided that (i) each such warrant thereafter shall be exercisable for a number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to the Exchange Multiple of the number of shares of Company Common Stock subject to such Company Warrant, and (ii) the strike price per share of Parent Common Stock thereafter shall equal the Exchange Quotient (rounded up to the nearest whole cent) of the strike price per share of Company Common Stock subject to such Company Warrant in effect immediately prior to the Effective Time.

(c) Company shall take all actions necessary pursuant to the terms of the Company’s 1999 Employee Stock Purchase Plan (the “Company Purchase Plan”) in order to (i) shorten the participation period(s) under such plan which includes the Effective Time (the “Current Offerings”) such that a new purchase date for each such participation period shall occur on the last business day prior to the Effective Time and shares shall be purchased by the Company Purchase Plan participants on the last business day prior to the Effective Time and (ii) cause the Current Offerings to expire immediately following such new purchase date, and the Company Purchase Plan to terminate immediately prior to the Effective Time. The shares of Company Common Stock purchased under those exercised rights shall at the Effective Time be cancelled and converted into the right to receive the Merger Consideration pursuant to Section 2.1(a) of this Agreement. Company shall take any actions required under the terms of the Company Purchase Plan, including providing any applicable notices, to effect the termination of the Company Purchase Plan immediately prior to the Effective Time. Subsequent to such new purchase date, Company shall take no action, pursuant to the terms of the Company Purchase Plan, to commence any new offering period. Employees of Company and its Subsidiaries who continue in the employ of the Surviving Corporation or Parent or any Subsidiary of Parent after the Effective Time shall be eligible for participation in Parent’s Employee Stock Purchase Plan in accordance with the terms, provisions and policies thereof.

2.3 Exchange of Stock Certificates.

(a) At or prior to the Effective Time, Parent shall enter into an agreement with a bank or trust company selected by Parent and reasonably acceptable to Company to act as the exchange agent for the Stock Consideration and Cash Consideration (the “Exchange Agent”).

(b) At or prior to the Effective Time, Parent shall supply or cause to be supplied to or for the account of the Exchange Agent in trust for the benefit of the holders of Company Common Stock, for exchange pursuant to this Section 2.3 (i) the Parent Certificates (or direct registration) evidencing the shares of Parent Common Stock issuable pursuant to Section 2.1 to be exchanged for outstanding shares of Company Common Stock, (ii) cash in an aggregate amount sufficient to make the payments in lieu of fractional shares provided for in Section 2.1(f), and (iii) the Cash Consideration.

(c) Promptly after the Effective Time (and in no event later than five business days after the Effective Time), Parent shall mail or shall cause to be mailed to each Holder (as defined below) a letter of transmittal in customary form and reasonably acceptable to the Company (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon proper delivery of the Company Certificates to the Exchange Agent) and instructions for surrender of the Company Certificates. Upon surrender to the Exchange Agent of a Company Certificate, together with such letter of transmittal duly executed, the Holder shall be entitled to receive in exchange therefor: (i) certificates evidencing that number of shares of Parent Common Stock issuable to such Holder in accordance with this Article II; (ii) any dividends or other distributions that such Holder has the right to receive pursuant to Section 2.3(d); (iii) cash in respect of fractional shares as provided in Section 2.1(f); and (iv) the Cash Consideration payable to such Holder in accordance with Section 2.1, and such Company Certificate so surrendered shall forthwith be canceled. No certificate representing shares of Parent Common Stock will be issued to a Person who is not the registered owner of a surrendered Company Certificate unless (i) the Company Certificate so surrendered has been properly endorsed or otherwise is in proper form for transfer, and (ii) such Person shall either (A) pay any transfer or other tax required by reason of such issuance or (B) establish to the reasonable satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.3, from and after the Effective Time, each Company Certificate shall be deemed to represent, for all purposes, the right to receive the number of full shares of Parent Common Stock as determined in accordance with this Article II, cash in lieu of fractional shares as provided in Section 2.1(f) and the Cash Consideration. For purposes of this Agreement, “Company Certificate” means a certificate which immediately prior to the Effective Time represented shares of Company Common Stock, and “Holder” means a Person who holds one or more Company Certificates as of the Effective Time.

(d) No dividend or other distribution declared with respect to Parent Common Stock with a record date after the Effective Time will be paid to Holders of unsurrendered Company Certificates until such Holders properly surrender their Company Certificates. Upon the surrender of such Company Certificates, there shall be paid to such Holders, promptly after such surrender, the amount of dividends or other distributions, excluding interest, declared with a record date after the Effective Time and not paid because of the failure to surrender Company Certificates for exchange.

(e) Notwithstanding anything to the contrary in this Agreement, neither the Exchange Agent, Parent, the Surviving Corporation nor any party hereto shall be liable to any holder of shares of Company Common Stock for shares of Parent Common Stock, dividends or distributions thereon, cash in lieu of fractional shares or any Cash Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.4 Lost, Stolen or Destroyed Certificates. In the event that any Company Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue and pay in respect of such lost, stolen or destroyed Company Certificates, upon the making of an affidavit of that fact by the holder thereof, certificates representing the shares of Parent Common Stock as may be required pursuant to Section 2.1, cash in lieu of fractional shares, if any, as may be required pursuant to Section 2.1(f), the Cash Consideration payable with respect to such Company Certificates and any dividends or distributions payable pursuant to Section 2.3(d); provided, however, that Parent may, in its reasonable discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Company Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the Company Certificates alleged to have been lost, stolen or destroyed.

2.5 Tax Consequences. For United States federal income tax purposes, it is intended by the parties hereto that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that this Agreement constitutes a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3.

2.6 Dissenting Shares. In accordance with Section 607.1302(2)(a)1 of the Florida Business Corporation Act, no dissenter’s rights shall be available to holders of shares of Company Common Stock in connection with the Merger.

2.7 Required Withholdings. The Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration such amounts as may be required to be deducted or withheld therefrom under the Code or under any applicable provision of state, local or foreign tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been delivered or otherwise paid to the Person to whom such amounts would otherwise have been delivered or otherwise paid pursuant to the Merger and this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

Company makes to Parent and Merger Sub the representations and warranties contained in this Article III, in each case subject to the exceptions set forth in the disclosure statement dated as of the date hereof (the “Company Disclosure Statement”). The Company Disclosure Statement shall be arranged in schedules corresponding to the numbered and lettered Sections of this Article III, and the disclosure in any Schedule of the Company Disclosure Statement shall qualify only the corresponding Section of this Article III.

3.1 Organization, Etc.

(a) Each of Company and its Subsidiaries, all of which are listed on Schedule 3.1(b) of the Company Disclosure Statement (the “Company Subsidiaries”), is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority or qualification has not had, or could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of Company and the Company Subsidiaries is duly qualified as a foreign Person to do business, and is in good standing (with respect to jurisdictions that recognize such concept), in each jurisdiction where the character of its owned or leased properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing has not had, or could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

For the purposes of this Agreement, “Company Material Adverse Effect” means any change, effect or circumstance that, individually or when taken together with all other such similar or related changes, effects or circumstances that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect (i) is materially adverse to the business, financial condition, results of operations, or assets and liabilities, taken as a whole, of Company, including the Company Subsidiaries, or (ii) would reasonably be expected to prevent the Company from consummating the Merger or any of the transactions contemplated by the Agreement or to perform any of its obligations under the Agreement before the Effective Time, or (iii) materially and adversely affects Parent’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation. Notwithstanding the foregoing, with respect to item (i) above, none of the following shall be deemed (either alone or in combination) to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (A) any adverse change, event or effect arising from or relating to general business or economic conditions; (B) any adverse change, event or effect relating to or affecting the computer security industry generally, which does not disproportionately affect Company; and (C) any adverse change, event or effect arising from or relating to the announcement or pendency of the Merger.

(b) Neither Company nor any of the Company Subsidiaries is in violation of any provision of its articles of incorporation or bylaws or, in the case of any Company Subsidiary that is not a corporation, any equivalent charter document. Schedule 3.1(b) of the Company Disclosure Statement sets forth (i) the full name of each Company Subsidiary and any other entity in which Company has a significant equity interest, its capitalization and the ownership interest of Company and each other Person (if any) therein, (ii) the jurisdiction in which each such Company Subsidiary is organized, (iii) each jurisdiction in which Company and each of the Company Subsidiaries is qualified to do business as a foreign Person, and (iv) the names of the current directors and officers of Company and of each Company Subsidiary. Company has made available to Parent accurate and complete copies of the articles of incorporation and bylaws and, in the case of any Company Subsidiary that is not a corporation, any other equivalent charter documents, as currently in effect, of Company and each of the Company Subsidiaries.

3.2 Authority Relative to This Agreement. Company has full corporate power and authority to (i) execute and deliver this Agreement, and (ii) assuming the approval of the adoption of the Agreement and the approval of the Merger by at least a majority of the outstanding shares of Company Common Stock at the Company Special Meeting or any adjournment or postponement thereof in accordance with Florida Law, consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation of the Merger and the other transactions contemplated hereby, have been duly and validly authorized by the unanimous vote of the board of directors of Company, and no other corporate proceedings on the part of Company are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby (other than, with respect to the Merger, the approval of the adoption of the Agreement and approval of the Merger by at least a majority of the outstanding shares of Company Common Stock at the Company Special Meeting or any adjournment or postponement thereof in accordance with Florida Law). The Agreement has been duly and validly executed and delivered by Company and, assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding agreement of Company, enforceable against Company in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

3.3 No Violations, Etc. No filing with or notification to, and no permit, authorization, consent or approval of, any court, administrative agency, commission, or other governmental or regulatory body, authority or instrumentality (“Government Entity”) is necessary on the part of Company or any Company Subsidiary for the consummation by Company of the Merger and the other transactions contemplated hereby except (i) for the filing of the Articles of Merger and Certificate of Merger as required by Florida Law and DGCL, (ii) for compliance with the applicable requirements of the Securities and Exchange Act of 1934, as amended (together with the Rules and Regulations promulgated thereunder, the “Exchange Act”), state securities or “blue sky” laws and state takeover laws, (iii) compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and (iv) where the failure to make such filing or notification or to obtain such permit, authorization, consent or approval has not had, or could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the execution and delivery of the Agreement, nor the consummation of the Merger or the other transactions contemplated hereby, nor compliance by Company with all of the provisions hereof and thereof, will, subject to obtaining the approval of the adoption of this Agreement and the approval of the Merger by the holders of at least a majority of the outstanding shares of

Company Common Stock at the Company Special Meeting or any adjournment or postponement thereof in accordance with Florida Law, (i) conflict with or result in any breach of any provision of the articles of incorporation or bylaws of Company or any Company Subsidiary (or, in the case of any Company Subsidiary that is not a corporation, the equivalent charter documents of such Company Subsidiary), (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Company or any Company Subsidiary, or by which any of their properties or assets may be bound, or (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, or result in any material change in, or give rise to any right of termination, cancellation, acceleration, redemption or repurchase under, any of the terms, conditions or provisions of any Company Contract (as defined below), except in the case of clauses (ii) or (iii) for any violation, breach or default that has not had, or could not reasonably be expected to have, a Company Material Adverse Effect. Schedule 3.3 of the Company Disclosure Statement lists all consents, notices, waivers and approvals required to be obtained in connection with the consummation of the transactions contemplated hereby under any Company Contracts, or any of Company’s or any Company Subsidiaries’ notes, bonds, mortgages, indentures, deeds of trust, licenses or leases, contracts, agreements or other instruments or obligations, except for those whose failure to obtain will not have a Company Material Adverse Effect.

3.4 Board Recommendation. The board of directors of Company has unanimously (i) approved and adopted the Agreement, (ii) determined that this Agreement and the transactions contemplated hereby (including the Merger) are fair to and in the best interests of the stockholders of Company, (iii) resolved to recommend this Agreement to the stockholders of Company, and (iv) taken all action necessary to exempt the execution and delivery of this Agreement and the Company Voting Agreements and the consummation of the transactions contemplated hereby and thereby from the provisions of all applicable state anti-takeover statutes or regulations including but not limited to Sections 607.901 and 607.902 of Florida Law.

3.5 Fairness Opinion. Company has received the opinion of Raymond James & Associates, Inc., dated the date of the approval of this Agreement by the board of directors of Company, to the effect that the Merger Consideration is fair to Company’s stockholders from a financial point of view, and has provided a copy of such opinion to Parent.

3.6 Capitalization.

(a) The authorized capital stock of Company consists of 50,000,000 shares of Company Common Stock and 5,000,000 shares of Preferred Stock (“Company Preferred Stock”). As of August 15, 2005, there were (i) 31,193,704 shares of Company Common Stock outstanding, 189 of which are held in treasury, and (ii) no shares of Company Preferred Stock outstanding.

(b) Except for the Company Options identified on Schedule 3.6(d) of the Company Disclosure Statement, rights under the Company Purchase Plan, Company Warrants and the Company Rights, there are no warrants, options, convertible securities, calls, rights, stock appreciation rights, preemptive rights, rights of first refusal, or agreements or commitments of any nature obligating Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests of Company, or obligating Company to grant, issue, extend, accelerate the vesting of, or enter into, any such warrant, option, convertible security, call, right, stock appreciation right, preemptive right, right of first refusal, agreement or commitment. To the knowledge of Company, except for the Company Voting Agreements, there are no voting trusts, proxies or other agreements or understandings with respect to the capital stock of Company. For purposes of this Agreement, the phrase “to the knowledge of Company,” or words of similar import, shall mean the actual knowledge of executive officers and directors of the Company and such other Persons set forth on Schedule 3.6(b) of the Company Disclosure Statement.

(c) True and complete copies of each Company Stock Plan, Company Purchase Plan and the Company Rights Plan, and of the forms of all agreements and instruments relating to or issued under each thereof, have been made available to Parent. Such agreements, instruments, and forms have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement any such agreements, instruments or forms. “Company Rights Plan” shall mean the Company’s Rights Agreement, dated September 1994, between the Company and Society National Bank, a national banking association, as Rights Agent and “Company Rights” shall mean the rights associated with the Company Rights Plan

(d) Schedule 3.6(d) of the Company Disclosure Statement sets forth the following information with respect to each Company Option: the aggregate number of shares issuable thereunder, the type of option, the grant date, the expiration date, the exercise price and the vesting schedule including a description of any acceleration provisions. Each Company Option was granted in accordance with the terms of the Company Stock Plan applicable thereto. The terms of each of the Company Stock Plans do not prohibit the assumption of the Company Options as provided in Section 2.2(a).

3.7 SEC Filings. Since January 1, 2002, Company has filed with the Securities and Exchange Commission (the “SEC”) all required forms, reports, registration statements and documents required to be filed by it with the SEC (collectively, all such forms, reports, registration statements and documents filed since January 1, 2002 are referred to herein as the “Company SEC Reports”). All of the Company SEC Reports complied as to form, when filed, in all material respects with the applicable provisions of the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”) and the Exchange Act. Accurate and complete copies of the Company SEC Reports have been made available (including via

EDGAR) to Parent. As of their respective dates, the Company SEC Reports (including all exhibits and schedules thereto and documents incorporated by reference therein) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. To the knowledge of Company and except as disclosed in Company SEC Reports, since January 1, 2002, each director and executive officer of Company and each such Persons’ affiliates have complied with all filing requirements under Section 13 and Section 16(a) of the Exchange Act.

3.8 Compliance with Laws. Neither Company nor any Company Subsidiary has violated or failed to comply with any statute, law, ordinance, rule or regulation (including without limitation relating to the export or import of goods or technology) of any foreign, federal, state or local government or any other governmental department or agency, except where any such violations or failures to comply have not had, or could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Company and the Company Subsidiaries have all permits, licenses and franchises from governmental agencies required to conduct their businesses as now being conducted and as proposed to be conducted, except for those the absence of which has not had, or could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.9 Financial Statements; Controls.

(a) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports and each of the Company Preliminary Financial Statements (collectively, the “Company Financial Statements”), (x) was prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC and form 10-Q under the Exchange Act) and (y) fairly presented the consolidated financial position of Company and the Company Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of Company, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount. The financial statements as of and for the year ended June 30, 2005, provided to the Parent prior to the date hereof, are herein referred to as the “Company Preliminary Financial Statements” and the balance sheet of Company as of June 30, 2005 is herein referred to as the “Company Balance Sheet.”

(b) The Company maintains a system of internal controls sufficient to provide reasonable assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s authorization, and (iv) the recorded amount for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. There are no significant deficiencies or material weaknesses in the design or operation of the Company’s internal controls, and Company has not been informed by its independent auditors, accountants, consultants or others involved in the review of internal controls that any such significant deficiencies or material weaknesses exist, which could adversely affect the Company’s ability to record, process, summarize and report financial data. There is no fraud in connection with the Financial Statements, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

3.10 Absence of Undisclosed Liabilities. Neither Company, nor any of the Company Subsidiaries or the entities listed on Schedule 3.1(b) has any liabilities (absolute, accrued, contingent or otherwise) other than (i) liabilities included in the Company Balance Sheet and the related notes to the financial statements, (ii) liabilities of a nature not required to be disclosed on a balance sheet or in the notes to the consolidated financial statements prepared in accordance with GAAP, (iii) normal or recurring liabilities incurred since June 30, 2005 in the ordinary course of business consistent with past practice which, individually or in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect, and (iv) liabilities under this Agreement.

3.11 Absence of Changes or Events. Except as contemplated by this Agreement, since June 30, 2005 (the “Reference Date”), no state of facts, change, event or effect that has had or could reasonably be expected to have Company Material Adverse Effect has occurred and, in addition, Company, the Company Subsidiaries and the entities listed on Schedule 3.1(b) have not, directly or indirectly:

(a) purchased, otherwise acquired, or agreed to purchase or otherwise acquire, any shares of capital stock of Company or any of the Company Subsidiaries, or declared, set aside or paid any dividend or otherwise made a distribution (whether in cash, stock or property or any combination thereof) in respect of their capital stock (other than dividends or other distributions payable solely to Company or a wholly-owned Subsidiary of Company);

(b) authorized for issuance, issued, sold, delivered, granted or issued any options, warrants, calls, subscriptions or other rights for, or otherwise agreed or committed to issue, sell or deliver any shares of any class of capital stock of Company or the Company Subsidiaries or any securities convertible into or exchangeable or exercisable for shares of any class of capital stock of Company or the Company Subsidiaries, other than pursuant to and in accordance with the Company Stock Plans;

(c) (i) created or incurred any indebtedness for borrowed money exceeding $200,000 in the aggregate, (ii) assumed, guaranteed, endorsed or otherwise as an accommodation become responsible for the obligations of any other individual, firm or corporation, made any loans or advances to any other individual, firm or corporation exceeding $200,000 in the aggregate, (iii) entered into any oral or written material agreement or any material commitment or transaction or incurred any liabilities material to Company and the Company Subsidiaries taken as a whole, or involving in excess of $500,000;

(d) instituted any material change in accounting methods, principles or practices other than as required by GAAP or the rules and regulations promulgated by the SEC and disclosed in the notes to the Company Financial Statements;

(e) revalued any assets, including without limitation, writing down the value of inventory or writing off notes or accounts receivable in excess in each case of an amount equal to $200,000 plus amounts previously reserved as reflected in the Company Balance Sheet;

(f) suffered any damage, destruction or loss, whether covered by insurance or not, except for such as would not, individually and in the aggregate exceed $200,000;

(g) (i) increased in any manner the compensation of any of its directors, officers or, other than in the ordinary course of business and consistent with past practice, non-officer employees, (ii) granted any severance or termination pay to any Person other than in the ordinary course of business and consistent with past practice; (iii) other than in the ordinary course of business consistent with past practice entered into any oral or written employment, consulting, indemnification or severance agreement with any Person; (iv) other than as required by law, adopted, become obligated under, or amended any employee benefit plan, program or arrangement; or (v) repriced any Company Options;

(h) sold, transferred, leased, licensed, pledged, mortgaged, encumbered, or otherwise disposed of, or agreed to sell, transfer, lease, license, pledge, mortgage, encumber, or otherwise dispose of, any material properties (including intangibles, real, personal or mixed);

(i) amended its articles of incorporation, bylaws, or any other charter document, or effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(j) made any capital expenditure in any calendar month which, when added to all other capital expenditures made by or on behalf of Company and the Company

Subsidiaries in such calendar month resulted in such capital expenditures exceeding $200,000 in the aggregate;

(k) paid, discharged or satisfied any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities (including accounts payable) in the ordinary course of business and consistent with past practice, or collected, or accelerated the collection of, any amounts owed (including accounts receivable) other than their collection in the ordinary course of business;

(l) waived, released, assigned, settled or compromised any material claim or litigation, or commenced a lawsuit other than for the routine collection of bills;

(m) agreed or proposed to do any of the things described in the preceding clauses (a) through (l) other than as expressly contemplated or provided for in this Agreement.

3.12 Capital Stock of Subsidiaries. Company is directly or indirectly the record and beneficial owner of all of the outstanding shares of capital stock or other equity interests of each of the Company Subsidiaries. All of such shares have been duly authorized and are validly issued, fully paid, nonassessable and free of preemptive rights with respect thereto and are owned by Company free and clear of any claim, lien or encumbrance of any kind with respect thereto. There are no proxies or voting agreements with respect to such shares, and there are not any existing options, warrants, calls, subscriptions, or other rights or other agreements or commitments obligating Company or any of the Company Subsidiaries to issue, transfer or sell any shares of capital stock of any Subsidiary or any other securities convertible into, exercisable for, or evidencing the right to subscribe for any such shares. Company does not directly or indirectly own any interest in any Person except the Company Subsidiaries.

3.13 Litigation.

(a) There is no private or governmental claim, action, suit (whether in law or in equity), or proceeding of any nature (“Action”) pending and, to the knowledge of Company, there is not any private or governmental investigation, or any of the foregoing threatened against Company, any of the Company Subsidiaries or any of their respective officers and directors (in their capacities as such), or involving any of their assets or capital stock, before any court, governmental or regulatory authority or body, or arbitration tribunal, except for those Actions which have not had, or could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There is no Action pending or, to the knowledge of Company, threatened which in any manner challenges, seeks to, or is reasonably likely to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

(b) There is no outstanding judgment, order, writ, injunction or decree of any court, governmental or regulatory authority, body or agency, or arbitration tribunal in a proceeding to which Company, any Subsidiary of Company, or any of their assets is or was a party or by which Company, any Subsidiary of Company, or any of their assets is bound.

3.14 Insurance. Schedule 3.14 of the Company Disclosure Statement lists all insurance policies (including without limitation workers’ compensation insurance policies) covering the business, properties or assets of Company and the Company Subsidiaries, the premiums and coverages of such policies, and all claims in excess of $250,000 made against any such policies since January 1, 2002. All such policies are in effect, and true and complete copies of all such policies have been made available to Parent. Company has not received notice of the cancellation or threat of cancellation of any of such policy.

3.15 Contracts and Commitments.

(a) Except as filed as an exhibit to Company’s SEC Reports, set forth on Schedule 3.15, or except as contemplated by this Agreement, neither Company, nor the Company Subsidiaries, nor the entities listed on Schedule 3.1(b) is a party to or bound by any oral or written contract, obligation or commitment of any type in any of the following categories:

(i) agreements or arrangements that contain severance pay, understandings with respect to tax arrangements, understandings with respect to expatriate benefits, or post-employment liabilities or obligations;

(ii) agreements or plans under which benefits will be increased or accelerated by the occurrence of any of the transactions contemplated by this Agreement, or under which the value of the benefits will be calculated on the basis of any of the transactions contemplated by this Agreement;

(iii) agreements, contracts or commitments currently in force relating to the disposition or acquisition of assets other than in the ordinary course of business, or relating to an ownership interest in any corporation, partnership, joint venture or other business enterprise;

(iv) agreements, contracts or commitments for the purchase of materials, supplies or equipment, under which the aggregate payments for the past 12 months exceeded $250,000, which are with sole or single source suppliers;

(v) guarantees or other agreements, contracts or commitments under which Company or any of the Company Subsidiaries is absolutely or contingently liable for (A) the performance of any other Person, firm or corporation (other than

Company or the Company Subsidiaries), (B) the whole or any part of the indebtedness or liabilities of any other Person, firm or corporation (other than Company or the Company Subsidiaries), or (C) indemnification obligations to officers and directors;

(vi) powers of attorney authorizing the incurrence of a material obligation on the part of Company or the Company Subsidiaries;

(vii) agreements, contracts or commitments which limit or restrict (A) where Company or any of the Company Subsidiaries may conduct business, (B) the type or lines of business (current or future) in which they may engage, or (C) any acquisition of assets or stock (tangible or intangible) by Company or any of the Company Subsidiaries;

(viii) agreements, contracts or commitments, under which the aggregate payments or receipts for the past 12 months exceeded $250,000, containing any agreement with respect to a change of control of Company or any of the Company Subsidiaries;

(ix) agreements, contracts or commitments for the borrowing or lending of money, or the availability of credit (except credit extended by Company or any of the Company Subsidiaries to customers in the ordinary course of business and consistent with past practice);

(x) any hedging, option, derivative or other similar transaction and any foreign exchange position or contract for the exchange of currency; or

(xi) any agreement, contract or commitment otherwise required to be filed as an exhibit to a periodic report under the Exchange Act, as provided by Rule 601 of Regulation S-K promulgated under the Exchange Act.

Notwithstanding the foregoing, Schedule 3.15 shall not include any agreements or contracts with respect to proprietary customer and sales information including the identity of and information regarding distributors, resellers, partners and end users and information regarding sales dollars, sales volumes and product revenues not publicly available. Each contract, agreement or commitment of the type described in this Section 3.15 is referred to herein as a “Company Contract” and each such Company Contract identified in Section 3.15(a)(i) through Section 3.15(a)(xi) is identified by name and date on Schedule 3.15(a) to the Company Disclosure Statement.

(b) Neither Company nor any of the Company Subsidiaries, nor to the knowledge of Company any other party to a Company Contract, has breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, (nor does there exist any condition under which, with the passage of time or the giving of notice or both, could reasonably be expected to cause such a breach, violation or default under), any Company Contract, other than any breaches, violations or defaults which have not had, or could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Each Company Contract is a valid, binding and enforceable obligation of Company and to the knowledge of Company, of the other party or parties thereto, in accordance with its terms, and in full force and effect, except where the failure to be valid, binding, enforceable and in full force and effect has not had, or could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and to the extent enforcement may be limited by applicable bankruptcy, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights governing or by general principles of equity.

(d) An accurate and complete copy of each Company Contract (other than agreements or contracts with respect to technology related information that is not publicly available) has been made available (including via EDGAR) to Parent.

3.16 Labor Matters; Employment and Labor Contracts.

(a) None of Company or any of the Company Subsidiaries is a party to any union contract or other collective bargaining agreement, nor to the knowledge of Company or any of the Company Subsidiaries are there any activities or proceedings of any labor union to organize any of its employees. Each of Company and the Company Subsidiaries is in compliance with all applicable (i) laws, regulations and agreements respecting employment and employment practices and (ii) occupational health and safety requirements, except in each case for those failures to comply which, individually or in the aggregate, have not had, or could reasonably be expected to have, a Company Material Adverse Effect.

(b) There is no labor strike, slowdown or stoppage pending (or any labor strike or stoppage threatened) against Company or any of the Company Subsidiaries. No petition for certification has been filed and is pending before the National Labor Relations Board with respect to any employees of Company or any of the Company Subsidiaries who are not currently organized. Neither Company nor any of the Company Subsidiaries has any obligations under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), with respect to any former employees or qualifying beneficiaries thereunder, except for obligations that have not had, or could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There are no controversies pending or, to the knowledge of Company or any of the Company Subsidiaries, threatened, between Company or any of the Company Subsidiaries and any of their respective employees, which controversies have had, or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The employment of each of the employees of Company and each Company Subsidiary is “at will” (except for non-U.S. employees) and Company and each Company Subsidiary does not have any obligation to provide any particular form or period of notice (except as otherwise required by applicable law) prior to terminating the employment of any of their respective employees. Neither Company nor any Company Subsidiary is currently engaged, or has ever engaged in, any arrangement whereby it leases employees or other service providers from another Person.

3.17 Intellectual Property Rights.

(a) To the knowledge of Company, Company and the Company Subsidiaries own or have the right to use all intellectual property used to conduct their respective businesses (such intellectual property and the rights thereto are collectively referred to herein as the “Company IP Rights”) except where failure to have such right would not create a Company Material Adverse Effect. No royalties or other payments are payable to any Person with respect to commercialization of any products presently sold or under development by Company or the Company Subsidiaries.

(b) Except as has not had, or could not reasonably be expected to have, a Company Material Adverse Effect, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) constitute a breach of any instrument or agreement governing any Company IP Rights, (ii) cause the modification of any term of any license or agreement relating to any Company IP Rights including but not limited to the modification of the effective rate of any royalties or other payments provided for in any such license or agreement, (iii) cause the forfeiture or termination of any Company IP Rights, (iv) give rise to a right of forfeiture or termination of any Company IP Rights or (v) impair the right of Company or the Surviving Corporation to use, sell or license any Company IP Rights or portion thereof.

(c) Neither the manufacture, marketing, license, sale or intended use of any product or technology currently licensed or sold or under development by Company or any of the Company Subsidiaries (i) violates in any material respect any license or agreement between Company or any of the Company Subsidiaries and any third party or (ii) to the knowledge of Company, infringes in any material respect any patents or other intellectual property rights of any other party; and there is no pending or, to the knowledge of Company, threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any Company IP Rights, or asserting that any Company IP Rights or the proposed use, sale, license or disposition thereof, or the manufacture, use or sale of any Company products, conflicts or will conflict with the rights of any other party.

(d) Schedule 3.17(d) of the Company Disclosure Statement lists all patents, trade names, registered trademarks and service marks, and applications for any of the foregoing owned or possessed by Company or any of the Company Subsidiaries and true and complete copies of such materials have been made available to Parent.

(e) Company has provided to Parent a true and complete copy of its standard form of employee confidentiality agreement and Company has used its commercially reasonable efforts to cause all employees of Company and the Company Subsidiaries to execute such an agreement. Company has taken all commercially reasonably necessary steps to ensure that all consultants or third parties with access to material proprietary information of Company have executed appropriate non-disclosure agreements that adequately protect the Company IP Rights.

Company has taken all commercially reasonably necessary steps to ensure that Company’s and the Company Subsidiaries’ material source codes and material trade secrets have not been used, distributed or otherwise commercially exploited under circumstances which would cause the loss of copyright prior to the statutory expiration date or the loss of trade secret status.

(f) To the knowledge of Company, none of the employees or consultants of Company or any of the Company Subsidiaries is obligated under any contract, covenant or other agreement or commitment of any nature, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such employee’s or consultant’s best efforts to promote the interests of Company and the Company Subsidiaries or that would conflict with the business of Company as presently conducted or proposed to be conducted. Neither Company nor any of the Company Subsidiaries has entered into any agreement to indemnify any other Person, including but not limited to any employee or consultant of Company or any of the Company Subsidiaries, against any charge of infringement, misappropriation or misuse of any intellectual property, other than indemnification provisions contained in purchase orders, customer agreements, reseller agreements or distribution agreements, arising in the ordinary course of business. All current and former employees and consultants of Company or any of the Company Subsidiaries have signed valid and enforceable written assignments to Company or the Company Subsidiaries of any and all rights or claims in any intellectual property that any such employee or consultant has or may have by reason of any contribution, participation or other role in the development, conception, creation, reduction to practice or authorship of any invention, innovation, development or work of authorship or any other intellectual property that is used in the business of Company, and Company and the Company Subsidiaries possess signed copies of all such written assignments by such employees and consultants except where failure to obtain such assignments would not have a Company Material Adverse Effect. With respect to assignments of patents or application for patents, Company and the Company Subsidiaries possess signed copies of assignments from the inventors of the intellectual property covered by the patents and applications.

3.18 Taxes.

(a) For the purposes of this Agreement, “Tax” or “Taxes” refers to any and all federal, state, local and foreign taxes, assessments and other governmental charges,

duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income (gross or net), profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations imposed by law for the Taxes of another Person, including under Treasury Regulations Section 1.1502-6 and analogous provisions of foreign, state and local law, and including any liability for taxes of a predecessor entity or by virtue of being a transferee of any other Person. For purposes of this Agreement, “Tax Return” or “Tax Returns” refers to all federal, state and local and foreign returns, schedules, estimates, information statements and reports relating to Taxes.

(b) Company and each of the Company Subsidiaries have filed all material Tax Returns required to be filed by them, and all such Tax Returns are true, correct, and complete except with respect to immaterial items. Company and each of the Company Subsidiaries have paid (or Company has paid on behalf of each of the Company Subsidiaries) all Taxes due and payable as shown on such Tax Returns. True and correct copies of all Tax Returns filed by Company and the Company Subsidiaries for the period beginning July 1, 2000 through the date hereof have been provided to Parent. The most recent financial statements contained in the Company SEC Reports reflect an adequate reserve (which reserves were established in accordance with GAAP) for the payment of all Taxes of Company and the Company Subsidiaries, accrued through the date of such financial statements. No deficiencies for any Taxes have been proposed, asserted or assessed against Company or any of the Company Subsidiaries, other than deficiencies that are reflected by reserves maintained in accordance with GAAP and are being contested in good faith and by appropriate procedures.

(c) None of Company and the Company Subsidiaries (i) has received any notice that it is being audited by any taxing authority; (ii) has granted any presently operative waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax; (iii) has granted to any Person a power of attorney with respect to Taxes, which power of attorney will be in effect as of or following the Closing; (iv) has received an inquiry regarding the filing of Tax Returns from a jurisdiction where it is not presently filing Tax Returns; or (v) has availed itself of any Tax amnesty or similar relief in any taxing jurisdiction. All audits of federal, state, local and foreign Tax Returns by the relevant taxing authorities have been completed.

(d) None of Company and the Company Subsidiaries has assumed liability for the Taxes of another Person under any contract, agreement, arrangement or course of dealing. None of the Company and the Company Subsidiaries are, or will be after the Effective Time, bound by any tax sharing agreement (including any indemnity arrangements) or similar arrangements.

(e) There is no lien for Taxes on any of the assets of Company or any of the Company Subsidiaries, except for inchoate liens for Taxes not yet due and payable.

(f) No payment or other benefit, and no acceleration of the vesting of any options, payments or other benefits, will be, as a direct or indirect result of the transactions contemplated by this Agreement, an “excess parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code and the regulations thereunder (and any comparable provisions of state, local or foreign tax law). All compensation payable to any employee of the Company or any Company Subsidiary is deductible under Section 162(m) of the Code (and any comparable provisions of state, local or foreign tax law).

(g) Company and each of the Company Subsidiaries have properly withheld on all amounts paid to consultants or employees, or to Persons located outside the United States and have paid over all such amounts to the appropriate taxing authorities.

(h) Company has not been a party to a transaction intended to qualify under Section 355 of the Code (whether as distributing or distributed company) within the last five years.

(i) All material elections with respect to Taxes affecting the Company or any Company Subsidiary or any asset owned by the Company or any Company Subsidiary as of the date of this Agreement are set forth on Schedule 3.18(i) of the Company Disclosure Statement. Neither the Company nor any Company Subsidiary has: (i) agreed to or is required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (ii) acquired or owns any assets that directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a) of the Code; (iii) made, and will not make, a consent dividend election under Section 565 of the Code; (iv) elected at any time to be treated as an S corporation within the meaning of Sections 1361 or 1362 of the Code; or (v) made any of the foregoing elections and is required to apply any of the foregoing rules under any comparable state or local Tax provision.

(j) Neither the Company nor any Company Subsidiary (i) is a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or contract which is treated as a partnership for Tax purposes, (ii) owns a single member limited liability company or other entity which is treated as a disregarded entity, (iii) is a stockholder of a “controlled foreign corporation” as defined in Section 957 of the Code or a “passive foreign investment company” as defined in Section 1297 of the Code (or any similar provision of state, local or foreign Tax law), or (iv) is a “personal holding company” as defined in Section 542 of the Code (or any similar provision of state, local or foreign Tax law).

(k) Neither Company nor any of its Subsidiaries is or has been a member of an affiliated group of corporations filing a consolidated federal income tax return (or a group of corporations filing a consolidated, combined or unitary income tax return under comparable provisions of state, local or foreign tax law) other than a group the common parent of which is or was Company.

3.19 Employee Benefit Plans; ERISA.

(a) Schedule 3.19(a) of the Company Disclosure Statement lists all (i) “employee pension benefit plans” as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (“Pension Plans”); (ii) “welfare benefit plans” as defined in Section 3(1) of ERISA (“Welfare Plans”); (iii) stock bonus, stock option, restricted stock, phantom stock, stock appreciation right, stock purchase or other equity compensation plan; bonus, profit-sharing plan or other incentive plan; deferred compensation arrangement; severance plan; holiday or vacation plan; retirement or supplemental retirement plan; sabbatical program; medical, heath-related, life or other insurance plan; relocation arrangement; cafeteria (Code Section 125) or dependent care (Code Section 129) benefit; or any other fringe benefit program; and (iv) other employee benefit or compensation plan, agreement (including individual agreement), program, policy or arrangement covering employees, directors and consultants of the Company, any Company Subsidiary any of its or their Company ERISA Affiliates (as hereinafter defined) that either is maintained or contributed to by Company or any of the Company Subsidiaries or any of their Company ERISA Affiliates or to which Company or any of the Company Subsidiaries or any of their Company ERISA Affiliates is obligated to make payments or otherwise may have any liability (collectively, the “Company Employee Benefit Plans”) with respect to employees or other service-providers or former employees or other service-providers of Company, the Company Subsidiaries, or any of their ERISA Affiliates. For purposes of this Agreement, “Company ERISA Affiliate” shall mean any person (as defined in Section 3(9) of ERISA) that is or has been a member of any group of persons described in Section 414(b), (c), (m) or (o) of the Code, including without limitation Company or any of the Company Subsidiaries.

(b) Company and each of the Company Subsidiaries, and each of the Company Employee Benefit Plans, are in compliance with, has performed all obligations required under, and is not subject to liability under, the applicable provisions of ERISA, the Code and other applicable laws, and with the terms of each Company Employee Benefit Plan, except where the failure to comply or the incurrence of the liability has not had, or could not reasonably be expected to have, individually or in the aggregate a Company Material Adverse Effect. Each Company Employee Benefit Plan can be amended, terminated or otherwise discontinued at or after the Effective Time in accordance with its terms, without liability to Parent or the Surviving Corporation, and no Company Employee Benefit Plan will be subject to any surrender fees or service fees upon termination other than the normal and reasonable administrative fees associated with the termination of benefit plans.

(c) All contributions to, and payments from, the Pension Plans which are required to have been made in accordance with the Pension Plans have been timely made, and timely deposits of employee contributions have been made, except where the failure to make such contributions or payments on a timely basis has not had, or could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) To the knowledge of Company, all of Company’s Pension Plans and Company’s Subsidiaries’ Pension Plans intended to qualify under Section 401 of the Code so qualify, and no event has occurred and no condition exists with respect to the form or operation of such Pension Plans which would cause the loss of such qualification or the imposition of any material liability, penalty or tax under ERISA or the Code, except for such operational failures as have not had, or could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) To the knowledge of Company, there are no (i) investigations pending by any governmental entity involving the Company Employee Benefit Plans, nor (ii) pending or threatened claims (other than routine claims for benefits), suits or proceedings against any Company Employee Benefit Plans, against the assets of any of the trusts under any Company Employee Benefit Plans or, against any fiduciary of any Company Employee Benefit Plans or against Company, any Company Subsidiary or any of its or their Company ERISA Affiliates with respect to the operation of such plan or asserting any rights or claims to benefits under any Company Employee Benefit Plans or against the assets of any trust under such plan, except for those which would not, individually or in the aggregate, give rise to any liability which has had, or could reasonably be expected to have, a Company Material Adverse Effect. To the knowledge of Company, there are no facts which would give rise to any liability under this Section 3.19(e) except for those which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect in the event of any such investigation, claim, suit or proceeding.

(f) None of Company, any of the Company Subsidiaries nor any employee of the foregoing, nor any trustee, administrator, other fiduciary or any other “party in interest” or “disqualified person” with respect to the Pension Plans or Welfare Plans, has engaged in a “prohibited transaction” (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) other than such transactions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(g) None of Company, any of the Company Subsidiaries, or any of their Company ERISA Affiliates maintains or contributes to, nor have they ever maintained or contributed to, any pension plan subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA.

(h) Neither Company nor any Subsidiary of Company nor any Company ERISA Affiliate has incurred any material liability under Title IV of ERISA or under Code Section 4.13 that has not been satisfied in full.

(i) Neither Company, any of the Company Subsidiaries nor any of their Company ERISA Affiliates has any material liability (including any contingent liability under Section 4204 of ERISA) with respect to any multiemployer plan, within the meaning of Section 3(37) of ERISA, or any multiple employer plan, within the meaning of Code Section 413(c).

(j) With respect to each of the Company Employee Benefit Plans, true, correct and complete copies of the following documents have been made available to Parent: (i) the plan document and any related trust agreement, including amendments thereto, (ii) any current summary plan descriptions and other material communications to participants relating to the Company Employee Benefit Plans, (iii) the three most recent Forms 5500, if applicable, and (iv) the most recent United States Internal Revenue Service (“IRS”) determination letter, if applicable. Company or any Company Subsidiary has timely filed and delivered or made available to Parent the three most recent annual reports (Form 5500) and all schedules attached thereto for each Company Employee Benefit Plan that is subject to ERISA and Code reporting requirements, and all material communications with participants, the IRS, the U.S. Department of Labor, or any other governmental authority, administrators, trustees, beneficiaries and alternate payees relating to any Company Employee Benefit Plan.

(k) None of the Welfare Plans maintained by Company or any of the Company Subsidiaries provides for continuing benefits or coverage for any participant or any beneficiary of a participant following termination of employment, except as may be required under COBRA, or except at the expense of the participant or the participant’s beneficiary. Company and each of the Company Subsidiaries which maintain a “group health plan” within the meaning of Section 5000(b)(1) of the Code have complied with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder except where the failure to comply would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(l) No liability under any Pension Benefit Plan or Welfare Plan has been funded or self-insured nor has any such obligation been satisfied with the purchase of a contract from an insurance company as to which Company or any of the Company Subsidiaries has received notice that such insurance company is in rehabilitation or a comparable proceeding.

(m) Neither the consummation of the transactions contemplated by this Agreement, nor any termination of employment or any other service relationship, will result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits or compensation payable to or in respect of any employee, director or consultant of Company or any of the Company Subsidiaries. There has been no amendment to, written interpretation or announcement (whether or not written) by Company, any Company Subsidiary or other Company ERISA Affiliate relating to, or change in participation or coverage under, any Company Employee Benefit Plan which would materially increase the expense of maintaining such Company Employee Benefit Plan above the level of expense incurred with respect to such Company Employee Benefit Plan for the most recent fiscal year included in the Company Financial Statements.

(n) Schedule 3.19(n) of the Company Disclosure Statement lists each Company Foreign Plan (as hereinafter defined). For purposes hereof, the term “Company Foreign Plan” shall mean any material plan, program, policy, arrangement or agreement maintained or contributed to by, or entered into with, Company or any Subsidiary with respect to employees (or former employees) employed outside the United States to the extent the benefits provided thereunder are not mandated by the laws of the applicable foreign jurisdiction. As regards each Company Foreign Plan, (i) such Company Foreign Plan is in material compliance with the provisions of the legal requirements of each jurisdiction in which such Company Foreign Plan is being maintained; (ii) all contributions to, and material payments from, a Company Foreign Plan which have been required under applicable law or the terms of such plan to be made have been timely made or shall be timely made by the Closing Date (and are reflected as an accrued liability on the Company Balance Sheet); (iii) Company, each Company Subsidiary and any of its or their Company ERISA Affiliates have materially complied with all applicable reporting and notice requirements applicable to such Company Foreign Plan; (iv) there are no pending investigations by any governmental body involving the Company Foreign Plans, and no pending claims, suits or proceedings against such Company Foreign Plan (other than claims for benefits payable in the normal operation of such plan); (v) the consummation of the transactions contemplated by this Agreement will not itself create or otherwise result in any liability with respect to such Company Foreign Plan; and (vi) no condition exists that would prevent Company, any Company Subsidiary, or any of its or their Company ERISA Affiliates from terminating or amending any Company Foreign Plan at any time for any reason in accordance with the terms of each such Company Foreign Plan without the payment of fees, costs or expenses (other than payment of benefits accrued on the Balance Sheet and any normal and reasonable administrative expenses typically incurred in a termination event).

(o) To the knowledge of the Company and recognizing that applicable Treasury Regulations have not been promulgated as of the date of this Agreement, (i) no Company Employee Benefit Plan is a nonqualified deferred compensation plan within the meaning of Section 409A(d)(1) of the Code (each such Employee Plan, a “Deferred Compensation Plan”); (ii) each Deferred Compensation Plan satisfies the requirements to avoid the consequences set forth in Section 409A(a)(1) of the Code; and (iii) neither the Company nor any of its Affiliates has (i) since October 4, 2004, granted to any person an interest in any Deferred Compensation Plan which interest has been or, upon the lapse of a substantial risk of forfeiture with respect to such interest, will be subject to the additional tax (including interest) imposed by Section 409A(a)(1)(B) or (b)(4)(A) of the Code, or (ii) granted to any person an interest in any Deferred Compensation Plan which interest has or will, because of the lapse of a substantial risk of forfeiture with respect to such interest after December 31, 2004 or because such interest is earned after December 31, 2004, be subject to the Tax imposed by Section 409A(a)(1)(B) or (b)(4)(A) of the Code, or (iii) since October 4, 2004, modified the terms of any Deferred Compensation Plan in a manner that could cause an interest previously granted under such plan to become subject to the additional tax (including interest) imposed by Section 409A(a)(1)(B) or (b)(4) of the Code.

(p) Company and each Company Subsidiary is in compliance in all material respects with the Worker Adjustment Retraining Notification Act of 1988, as amended (“WARN Act”), or any similar state or local law. In the past two years, (i) neither Company nor any Company Subsidiary has effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business; (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of Company and Company Subsidiaries; and (iii) neither Company nor any Company Subsidiary has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or regulation. Neither Company nor any Company Subsidiary has caused any of its employees to suffer an “employment loss” (as defined in the WARN Act) during the 90 day period prior to the effective date of this Agreement.

3.20 Environmental Matters.

(a) Except for such cases that, individually or in the aggregate, have not and would not reasonably be expected to have a Company Material Adverse Effect, no underground storage tanks and no amount of any substance that has been designated by any Government Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws which term shall not include office and janitorial supplies (insofar as they are stored or used in the ordinary course of business) (a “Hazardous Material”), are present, as a result of the actions of Company or any of the Company Subsidiaries or, to the knowledge of Company, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that Company or any of the Company Subsidiaries has at any time owned, operated, occupied or leased.

(b) Except for such cases that, individually or in the aggregate, have not and would not reasonably be expected to have a Company Material Adverse Effect, neither Company nor any of the Company Subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has Company or any of the Company Subsidiaries disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively “Hazardous Materials Activities”) in violation of any rule, regulation, treaty or statute promulgated by any Government Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

(c) Company and the Company Subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the “Company Environmental Permits”) necessary for the conduct of Company’s and the Company Subsidiaries’ Hazardous Material Activities and other businesses of Company and the Company Subsidiaries as such activities and businesses are currently being conducted. To the knowledge of Company, there are no facts or circumstances indicating that any Company Environmental Permit will or may be revoked, suspended, canceled or not renewed. All appropriate action in connection with the renewal or extension of any Company Environmental Permit has been taken.

(d) No material action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the knowledge of Company, threatened concerning any Company Environmental Permit, Hazardous Material or any Hazardous Materials Activity of Company or any of the Company Subsidiaries. Company does not have knowledge of any fact or circumstance which could involve Company or any of the Company Subsidiaries in any environmental litigation reasonably expected to have a Company Material Adverse Effect. Company and the Company Subsidiaries have not received notice, nor to the knowledge of Company is there a threatened notice, that Company or the Company Subsidiaries are responsible, or potentially responsible, for the investigation, remediation, clean-up, or similar action at property presently or formerly used by Company or any of the Company Subsidiaries for recycling, disposal, or handling of waste.

3.21 Officer’s Certificate as to Tax Matters. Company does not have knowledge of any reason why the Merger will fail to qualify as a reorganization under the provisions of Section 368(a) of the Code. Company knows of no reason why it will be unable to deliver to Heller Ehrman LLP and Boult, Cummings, Conners & Berry, PLC prior to (i) the filing of the Registration Statement (as hereinafter defined) and (ii) the Closing, an Officer’s Certificate in form sufficient to enable each such counsel to render the opinions required by Section 6.4.

3.22 Affiliates. Schedule 3.22 to the Company Disclosure Statement identifies all persons who to the knowledge of Company may be deemed to be “affiliates” of Company for purposes of Rule 145 under the Securities Act (“Affiliates”).

3.23 Finders or Brokers. Except for Raymond James & Associates, Inc. whose fees are listed on Schedule 3.23 of Company Disclosure Statement, neither Company nor any of the Company Subsidiaries has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or any commission the receipt of which is conditioned upon consummation of the Merger.

3.24 Registration Statement; Proxy Statement/Prospectus. The information supplied by Company for inclusion or incorporation by reference in the Registration Statement on Form S-4 registering the Parent Common Stock to be issued in connection with the Merger (the “Registration Statement”) as it relates to Company, at the time the Registration Statement is declared effective by the SEC, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by Company for inclusion in the proxy statement/prospectus to be sent to the stockholders of Company (such proxy statement/prospectus, as amended and supplemented, is referred to herein as the “Company Proxy Statement/Prospectus”) and for inclusion in the proxy statement to be sent to the stockholders of Parent (the “Parent Proxy Statement”), at the date the Company Proxy Statement/Prospectus is first mailed to stockholders of Company and at the date the Parent Proxy Statement is first mailed to stockholders of Parent, at the time of the Company Special Meeting and Parent Special Meeting and at the Effective Time will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event with respect to Company or any of the Company Subsidiaries shall occur which is required to be described in the Company Proxy Statement/Prospectus, such event shall be so described, and an amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of Company.

3.25 Title to Property. Company and the Company Subsidiaries have good and valid title to all of their respective properties, interests in properties and assets, real and personal, reflected in the Company Balance Sheet or acquired after the Reference Date, and have valid leasehold interests in all leased properties and assets, in each case free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) liens for current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, (iii) liens securing debt reflected on the Company Balance Sheet, (iv) liens recorded pursuant to any Environmental Law or (v) liens or failures to have good and valid title which have not had, or could not reasonably be expected to have, individually or in the aggregate a Company Material Adverse Effect. Schedule 3.25 of the Company Disclosure Statement identifies each parcel of real property owned or leased by Company or any of the Company Subsidiaries.

3.26 No Existing Discussions. As of the date hereof, neither Company nor any of its representatives is engaged, directly or indirectly, in any discussions or negotiations with any other Person relating to any Acquisition Proposal (as defined in Section 5.3(c)).

3.27 Company Rights Plan. The Company Rights Plan has expired by its terms.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF PARENT AND MERGER SUB

Parent and Merger Sub make to Company the representations and warranties contained in this Article IV, in each case subject to the exceptions set forth in the disclosure statement dated as of the date hereof (the “Parent Disclosure Statement”). The Parent Disclosure Statement shall be arranged in schedules corresponding to the numbered and lettered Sections of this Article IV, and the disclosure in any schedule of the Parent Disclosure Statement shall qualify only the corresponding Section of this Article IV.

4.1 Organization, Etc.

(a) Each of Parent and its Subsidiaries, all of which are listed on Schedule 4.1(b) of the Parent Disclosure Statement (the “Parent Subsidiaries”), and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority or qualification has not had, or could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and each Parent Subsidiary are duly qualified as a foreign Person to do business, and are each in good standing, in each jurisdiction where the character of its owned or leased properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing has not had, or could not reasonably be expected to have, individually and in the aggregate, a Parent Material Adverse Effect.

For the purposes of this Agreement, “Parent Material Adverse Effect” means any change, effect or circumstance that, individually or when taken together with all other such similar or related changes, effects or circumstances that have occurred prior to the date of determination of the occurrence of the Parent Material Adverse Effect (i) is materially adverse to the business, financial condition, results of operations, or assets and liabilities, taken as a whole, of Parent, including the Parent Subsidiaries, or (ii) would reasonably be expected to prevent the Parent from consummating the Merger or any of the transactions contemplated by the Agreement or to perform any of its obligations under the Agreement before the Effective Time. Notwithstanding the foregoing, with respect to item (i) above, none of the following shall be deemed (either alone or in combination) to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Parent Material Adverse Effect: (A) any adverse change, event or effect arising from or relating to general business or economic conditions; (B) any adverse change, event or effect relating to or affecting the computer security industry generally, which does not disproportionately affect Parent; and (C) any adverse change, event or effect arising from or relating to the announcement or pendency of the Merger.

(b) Neither Parent, the Parent Subsidiaries or Merger Sub is in violation of any provision of its certificate of incorporation, bylaws or other charter documents. Schedule 4.1(b) of the Parent Disclosure Statement sets forth (i) the full name of each Parent Subsidiary and any other entity in which Parent has a significant equity interest, its capitalization and the ownership interest of Parent and each other Person (if any) therein, (ii) the jurisdiction in which each such Parent Subsidiary is organized, (iii) each jurisdiction in which Parent and each of the Parent Subsidiaries is qualified to do business as a foreign Person, and (iv) the names of the current directors and officers of Parent and of each Parent Subsidiary. Parent has made available to Company accurate and complete copies of the certificate of incorporation, bylaws and any other charter documents, as currently in effect, of Parent and each of the Parent Subsidiaries.

4.2 Authority Relative to This Agreement. Each of Parent and Merger Sub has full corporate power and authority to (i) execute and deliver this Agreement and (ii) assuming the approval of the issuance of the Parent Common Stock in connection with the Merger and issuance of the shares pursuant to the Financing Transaction by at least a majority of the shares of Parent Common Stock present in person or represented by proxy and entitled to vote at the Parent Special Meeting or any adjournment or postponement thereof in accordance with Delaware law, to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of the Agreement, and the consummation of the Merger and the other transactions contemplated hereby have been duly and validly authorized by a unanimous vote of the board of directors of each of

Parent and Merger Sub and no other corporate proceedings on the part of either Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby (other than approval of the issuance of the shares in connection with the Merger and the Financing Transaction by at least a majority vote of the number of shares of Parent Common Stock entitled to vote represented at the Parent Special Meeting, or any adjournment or postponement thereof in accordance with Delaware law, at the time of the vote, and the adoption of this Agreement by Parent as sole stockholder of Merger Sub, which will occur immediately after the execution and delivery hereof). The Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming due authorization, execution and delivery by Company, constitutes a valid and binding agreement of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

4.3 No Violations, Etc. No filing with or notification to, and no permit, authorization, consent or approval of, any Government Entity is necessary on the part of either Parent or Merger Sub for the consummation by Parent or Merger Sub of the Merger or the other transactions contemplated hereby, except (i) for the filing of the Articles of Merger and Certificate of Merger as required by Florida Law and DGCL, (ii) for the filing with the SEC of, and the effectiveness of, the Registration Statement, (iii) for compliance with the applicable requirements of the Exchange Act, state securities or “blue sky” laws, state takeover laws and the listing requirements of Nasdaq, or (iv) where the failure to make such filing or notification or to obtain such permit, authorization, consent or approval has not had, or could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither the execution and delivery of the Agreement, nor the consummation of the Merger or the other transactions contemplated hereby, nor compliance by Parent and Merger Sub with all of the provisions hereof and thereof will, subject to approval of the issuance of the shares in connection with the Merger and Financing Transaction by at least a majority vote of the number of shares of Parent Common Stock entitled to vote represented at the Parent Special Meeting, or any adjournment or postponement thereof in accordance with Delaware law, at the time of the vote, and the adoption of this Agreement by parent as sole stockholder of Merger Sub, which will occur immediately after the execution and delivery hereof, (i) conflict with or result in any breach of any provision of the certificate of incorporation, bylaws or other charter documents of Parent or any Parent Subsidiary, (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any Parent Subsidiary, or by which any of their properties or assets may be bound, or (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, or result in any material change in, or give rise to any right of termination, cancellation, acceleration, redemption or repurchase under, any of the terms, conditions or provisions of any Parent Contract (as defined below), except in the case of clauses (ii) or (iii), for any violation, breach or default that has not had, or could not reasonably be expected to have, a Parent Material Adverse Effect.

4.4 Board Approval. The board of directors of Parent has (i) approved and adopted the Agreement, (ii) determined that this Agreement is fair to and in the best interests of the stockholders of Parent, (iii) resolved to recommend the issuance of shares of Parent Common Stock pursuant to this Agreement to the stockholders of Company, and (iv) approved this Agreement such that the restrictions on business combinations with interested stockholders under Section 203(a) of the DGCL are not applicable to this Agreement or the transactions contemplated hereby. The board of directors of Merger Sub has approved and adopted this Agreement and determined that this Agreement is fair to and in the best interests of its stockholder.

4.5 Fairness Opinion. Parent’s Board of Directors has received the written opinion of its financial advisor, Citigroup Global Markets Inc., prior to or concurrently with the execution of this Agreement, to the effect that the Merger Consideration is fair to Parent from a financial point of view, and has provided a copy of such opinion to Company.

4.6 Capitalization.

(a) The authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock and 2,000,000 shares of Preferred Stock, $0.01 par value (“Parent Preferred Stock”). As of August 15, 2005, there were (i) 36,631,748 shares of Parent Common Stock outstanding, (ii) no shares of Parent Series Preferred Stock, outstanding, and (iii) no treasury shares. The authorized capital stock of Merger Sub consists of 1000 shares of Merger Sub Common Stock, $0.01 par value. As of the date hereof, there were (i) 1000 shares of Merger Sub Common Stock outstanding, all of which are held of record and beneficially by Parent and (ii) no treasury shares. Merger Sub was formed for the purpose of consummating the Merger and has no material assets or liabilities, except as necessary for such purpose.

(b) Except for the stock options of Parent outstanding immediately prior to the Effective Time under the Parent Stock Plans (as defined below) (the “Parent Options”), and except for shares of capital stock that may be issued pursuant to the exercise of any rights contained in the preferred stock or warrants to be issued in the Financing Transaction, there are no warrants, options, convertible securities, calls, rights, stock appreciation rights, preemptive rights, rights of first refusal, or agreements or commitments of any nature obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests of Parent, or obligating Parent to grant, issue, extend, accelerate the vesting of, or enter into, any such warrant, option, convertible security, call, right, stock appreciation right, preemptive right, right of first refusal, agreement or commitment. For purposes of this Agreement, “Parent Stock Plans” means the Amended and Restated 1995 Omnibus

Stock Plan, 2002 Stock Option Plan, Parent Purchase Plan, 1997 N2H2 Stock Option Plan and the 1999 N2H2 Stock Option Plan. To the knowledge of Parent, except for the Parent Voting Agreements, there are no voting trusts, proxies or other agreements or understandings with respect to the capital stock of the Parent. For purposes of this Agreement, “to the knowledge of Parent,” or words of similar import, shall mean the actual knowledge of executive officers and directors of Parent and such other Persons set forth on Schedule 4.6(b) of the Parent Disclosure Statement.

(c) True and complete copies of each Parent Stock Plan and the Parent Rights Plan, and of the forms of all agreements and instruments relating to or issued under each thereof, have been made available to Company. Such agreements, instruments, and forms have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement any such agreements, instruments or forms.

4.7 SEC Filings. Since January 1, 2002, Parent has filed with the SEC all required forms, reports, registration statements and documents required to be filed by it with the SEC (collectively, all such forms, reports, registration statements and documents filed after January 1, 2002 are referred to herein as the “Parent SEC Reports”). All of the Parent SEC Reports complied as to form, when filed, in all material respects with the applicable provisions of the Securities Act and the Exchange Act. Accurate and complete copies of the Parent SEC reports have been made available (including via EDGAR) to Company. As of their respective dates the Parent SEC Reports (including all exhibits and schedules thereto and documents incorporated by reference therein) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. To the knowledge of Parent and except as disclosed in Parent SEC Reports, since January 1, 2002, each director and executive officer of Parent and each such Persons’ affiliates have complied with all filing requirements under Section 13 and Section 16(a) of the Exchange Act.

4.8 Compliance with Laws. Neither Parent nor any Parent Subsidiary has violated or failed to comply with any statute, law, ordinance, rule or regulation (including, without limitation, relating to the export or import of goods or technology) of any foreign, federal, state or local government or any other governmental department or agency, except where any such violations or failures to comply have not had, or could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent, the Parent Subsidiaries and Merger Sub have all permits, licenses and franchises from governmental agencies required to conduct their businesses as now being conducted and as proposed to be conducted, except for those the absence of which has not had, or could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.9 Financial Statement; Controls. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports and each of the Parent Interim Financial Statements (the “Parent Financial Statements”), (x) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (y) fairly presented the consolidated financial position of Parent and the Parent Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of Parent, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount. The interim financial statements as of and for the quarter ended June 30, 2005, provided to the Company prior to the date hereof, are herein referred to as the “Parent Interim Financial Statements” and the balance sheet of Parent as of the Reference Date is herein referred to as the “Parent Balance Sheet.”

(b) The Parent maintains a system of internal controls sufficient to provide reasonable assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s authorization, and (iv) the recorded amount for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. There are no significant deficiencies or material weaknesses in the design or operation of the Parent’s internal controls, and Parent has not been informed by its independent auditors, accountants, consultants or others involved in the review of internal controls that any such significant deficiencies or material weaknesses exist, which could adversely affect the Parent’s ability to record, process, summarize and report financial data. There is no fraud in connection with the Financial Statements, whether or not material, that involves management or other employees who have a significant role in the Parent’s internal controls.

4.10 Absence of Undisclosed Liabilities. Neither Parent, nor any of the Parent Subsidiaries or the entities listed on Schedule 4.1(b) has any liabilities (absolute, accrued, contingent or otherwise) other than (i) liabilities included in the Parent Balance Sheet and the related notes to the financial statements, (ii) liabilities of a nature not required to be disclosed on a balance sheet or in the notes to the consolidated financial statements prepared in accordance with GAAP, (iii) normal or recurring liabilities incurred since June 30, 2005 in the ordinary course of business consistent with past practice which, individually or in the aggregate, would not be reasonably likely to have a Parent Material Adverse Effect, and (iv) liabilities under this Agreement.

4.11 Absence of Changes or Events. Except as contemplated by this Agreement, since June 30, 2005, no state of facts, change, event or effect that has had or could reasonably be expected to have a Parent Material Adverse Effect has occurred and, in addition, Parent, the Parent Subsidiaries and the entities listed on Schedule 4.1(b) have not, directly or indirectly:

(a) purchased, otherwise acquired, or agreed to purchase or otherwise acquire, any shares of capital stock of Parent, or declared, set aside or paid any dividend or otherwise made a distribution (whether in cash, stock or property or any combination thereof) in respect of their capital stock (other than dividends or other distributions payable solely to Parent or a wholly-owned Subsidiary of Parent);

(b) authorized for issuance, issued, sold, delivered, granted or issued any options, warrants, calls, subscriptions or other rights for, or otherwise agreed or committed to issue, sell or deliver any shares of any class of capital stock of Parent or any securities convertible into or exchangeable or exercisable for shares of any class of capital stock of Parent, other than pursuant to and in accordance with the Parent Stock Plans;

(c) (i) created or incurred any indebtedness for borrowed money exceeding $200,000 in the aggregate, (ii) assumed, guaranteed, endorsed or otherwise as an accommodation become responsible for the obligations of any other individual, firm or corporation, made any loans or advances to any other individual, firm or corporation exceeding $200,000 in the aggregate, or (iii) entered into any oral or written material agreement or any material commitment or transaction or incurred any liabilities material to Parent taken as a whole, or involving in excess of $500,000;

(d) instituted any material change in accounting methods, principles or practices other than as required by GAAP or the rules and regulations promulgated by the SEC and disclosed in the notes to the Parent Financial Statements;

(e) revalued any assets, including without limitation, writing down the value of inventory or writing off notes or accounts receivable in excess in each case of an amount equal to $200,000 plus amounts previously reserved as reflected in the Parent Balance Sheet;

(f) suffered any damage, destruction or loss, whether covered by insurance or not, except for such as would not, individually and in the aggregate exceed $200,000;

(g) (i) increased in any manner the compensation of any of its directors, officers or, other than in the ordinary course of business and consistent with past practice, non-officer employees, (ii) granted any severance or termination pay to any Person other than in the ordinary course of business and consistent with past practice; (iii) other than in the ordinary course of business consistent with past practice, entered into any oral or written employment, consulting, indemnification or severance agreement with any Person; (iv) other than as required by law, adopted, become obligated under, or amended any employee benefit plan, program or arrangement; or (v) repriced any Parent Options;

(h) sold, transferred, leased, licensed, pledged, mortgaged, encumbered, or otherwise disposed of, or agreed to sell, transfer, lease, license, pledge, mortgage, encumber, or otherwise dispose of, any material properties (including intangibles, real, personal or mixed);

(i) amended its certificate of incorporation, bylaws, or any other charter document, or effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction; or

(j) made any capital expenditure in any calendar month which, when added to all other capital expenditures made by or on behalf of Parent in such calendar month resulted in such capital expenditures exceeding $200,000 in the aggregate;

(k) paid, discharged or satisfied any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities (including accounts payable) in the ordinary course of business and consistent with past practice, or collected, or accelerated the collection of, any amounts owed (including accounts receivable) other than their collection in the ordinary course of business;

(l) waived, released, assigned, settled or compromised any material claim or litigation, or commenced a lawsuit other than for the routine collection of bills; or

(m) agreed or proposed to do any of the things described in the preceding clauses (a) through (l) other than as expressly contemplated or provided for in this Agreement.

4.12 Capital Stock of Subsidiaries. Parent is directly or indirectly the record and beneficial owner of all of the outstanding shares of capital stock or other equity interests of each of the Parent Subsidiaries. All of such shares have been duly authorized and are validly issued, fully paid, nonassessable and free of preemptive rights with respect thereto and are owned by Parent free and clear of any claim, lien or encumbrance of any kind with respect thereto. There are no proxies or voting agreements with respect to such shares, and there are not any existing options, warrants, calls, subscriptions, or other rights or other agreements or commitments obligating Parent or any of the Parent Subsidiaries to issue, transfer or sell any shares of capital stock of any Subsidiary or any other securities convertible into, exercisable for, or evidencing the right to subscribe for any such shares. Parent does not directly or indirectly own any interest in any Person except the Parent Subsidiaries.

4.13 Litigation.

(a) There is no Action pending and, to the knowledge of Parent, there is not any private or governmental investigation, or any of the foregoing threatened against Parent, any of the Parent Subsidiaries, or any of their respective officers and directors (in their capacities as such), or involving any of their assets or capital stock, before any court, or governmental or regulatory authority or body, or arbitration tribunal, except for those Actions which, individually or in the aggregate, have not had, or could not reasonably be expected to have, a Parent Material Adverse Effect. There is no Action pending or, to the knowledge of Parent, threatened which in any manner challenges, seeks to, or is reasonably likely to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

(b) There is no outstanding judgment, order, writ, injunction or decree of any court, governmental or regulatory authority, body, or agency or arbitration tribunal in a proceeding to which Parent, any Parent Subsidiary, or any of their assets is or was a party, or by which Parent, any Parent Subsidiary, or any of their assets is bound.

4.14 Insurance. Schedule 4.14 of the Parent Disclosure Statement lists all insurance policies (including without limitation workers’ compensation insurance policies) covering the business, properties or assets of Parent, the premiums and coverages of such policies, and all claims in excess of $250,000 made against any such policies since January 1, 2002. All such policies are in effect, and true and complete copies of all such policies have been made available to Company. Parent has not received notice of the cancellation or threat of cancellation of any of such policy.

4.15 Contracts and Commitments.

(a) Except as filed as an exhibit to Parent’s SEC Reports, and except as contemplated by this Agreement, neither Parent, nor the Parent Subsidiaries, nor the entities listed on Schedule 4.1(b) is a party to or bound by any oral or written contract, obligation or commitment that is required to be filed as an exhibit to a periodic report under the Exchange Act (or will be required to be filed with the Parent’s next quarterly report on Form 10-Q), as provided by Rule 601 of Regulation S-K promulgated under the Exchange Act. Each contract, agreement or commitment filed as an exhibit to the Parent’s SEC Reports or required to be filed, as described in this Section 4.14 is referred to herein as a “Parent Contract.”

(b) Neither Parent nor any of the Parent Subsidiaries, nor to the knowledge of Parent any other party to a Parent Contract, has breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under (nor does there exist any condition under which, with the passage of time or the giving of notice, or both, could reasonably be expected to cause such a breach, violation or default under) any Parent Contract, other than any breaches, violations or defaults which have not had, or could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) Each Parent Contract is a valid, binding and enforceable obligation of Parent and to the knowledge of Parent, of the other party or parties thereto, in accordance with its terms, and in full force and effect, except where the failure to be valid, binding, enforceable and in full force and effect has not had, or could not reasonably be expected to have, a Parent Material Adverse Effect and to the extent enforcement may be limited by applicable bankruptcy, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights governing or by general principles of equity.

(d) An accurate and complete copy of each Parent Contract has been made available (including via EDGAR) to Parent.

4.16 Labor Matters; Employment and Labor Contracts.

(a) Parent is not party to any union contract or other collective bargaining agreement, nor to the knowledge of Parent are there any activities or proceedings of any labor union to organize any of its employees. Parent is in compliance with all applicable (i) laws, regulations and agreements respecting employment and employment practices and (ii) occupational health and safety requirements, except in each case for those failures to comply which, individually or in the aggregate, have not had, or could reasonably be expected to have, a Parent Material Adverse Effect.

(b) There is no labor strike, slowdown or stoppage pending (or any labor strike or stoppage threatened) against Parent. No petition for certification has been filed and is pending before the National Labor Relations Board with respect to any employees of Parent who are not currently organized. Parent has no obligations under COBRA, with respect to any former employees or qualifying beneficiaries thereunder, except for obligations that have not had, or could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. There are no controversies pending or, to the knowledge of Parent, threatened, between Parent and any of their respective employees, which controversies have had, or could reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The employment of each of the employees of Parent and each Parent Subsidiary is “at will” (except for non- U.S. employees located in a jurisdiction which that does not recognize the “at will” employment concept) and Parent and each Parent Subsidiary does not have any obligation to provide any particular form or period of notice prior to terminating the employment of any of their respective employees. Neither Parent nor any Parent Subsidiary is currently engaged, or has ever engaged in, any arrangement whereby it leases employees or other service providers from another Person.

4.17 Intellectual Property Rights.

(a) To the knowledge of Parent, Parent owns or has the right to use all intellectual property used to conduct its businesses (such intellectual property and the rights thereto are collectively referred to herein as the “Parent IP Rights”) except where failure to have such right would not create a Parent Material Adverse Effect. No royalties or other payments are payable to any Person with respect to commercialization of any products presently sold or under development by Parent.

(b) Except as has not had, or could not reasonably be expected to have, a Parent Material Adverse Effect, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) constitute a breach of any instrument or agreement governing any Parent IP Rights, (ii) cause the modification of any term of any license or agreement relating to any Parent IP Rights including but not limited to the modification of the effective rate of any royalties or other payments provided for in any such license or agreement, (iii) cause the forfeiture or termination of any Parent IP Rights, or (iv) give rise to a right of forfeiture or termination of any Parent IP Rights.

(c) Neither the manufacture, marketing, license, sale or intended use of any product or technology currently licensed or sold or under development by Parent (i) violates in any material respect any license or agreement between Parent and any third party or (ii) to the knowledge of Parent infringes in any material respect any patents or other intellectual property rights of any other party; and there is no pending or, to the knowledge of Parent, threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any Parent IP Rights, or asserting that any Parent IP Rights or the proposed use, sale, license or disposition thereof, or the manufacture, use or sale of any Parent products, conflicts or will conflict with the rights of any other party.

(d) Schedule 4.17(d) of the Parent Disclosure Statement lists all patents, trade names, registered trademarks and service marks, and applications for any of the foregoing owned or possessed by Parent or any of the Parent Subsidiaries and true and complete copies of such materials have been made available to Company.

(e) Parent has provided to Company a true and complete copy of its standard form of employee confidentiality agreement and Parent has used its commercially reasonable efforts to cause all employees of Parent to execute such an agreement. Parent has taken all commercially reasonably necessary steps to ensure that all consultants or third parties with access to material proprietary information of Parent have executed appropriate non-disclosure agreements that adequately protect the Parent IP Rights.

(f) Parent has taken all commercially reasonably necessary steps to ensure that Parent’s material source codes and material trade secrets have not been used, distributed or otherwise commercially exploited under circumstances which would cause the loss of copyright prior to the statutory expiration date or the loss of trade secret status.

(g) To the knowledge of Parent, none of the employees or consultants of Parent is obligated under any contract, covenant or other agreement or commitment of any nature, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such employee’s or consultant’s best efforts to promote the interests of Parent or that would conflict with the business of Parent as presently conducted or proposed to be conducted. Parent has not entered into any agreement to indemnify any other Person, including but not limited to any employee or consultant of Parent, against any charge of infringement, misappropriation or misuse of any intellectual property, other than indemnification provisions contained in purchase orders, customer agreements, reseller agreements or distribution agreements, arising in the ordinary course of business. All current and former employees and consultants of Parent have signed valid and enforceable written assignments to Parent of any and all rights or claims in any intellectual property that any such employee or consultant has or may have by reason of any contribution, participation or other role in the development, conception, creation, reduction to practice or authorship of any invention, innovation, development or work of authorship or any other intellectual property that is used in the business of Parent, and Parent possesses signed copies of all such written assignments by such employees and consultants except where failure to obtain such assignments would not have a Parent Material Adverse Effect. With respect to assignments of patents or application for patents, Parent possesses signed copies of assignments from the inventors of the intellectual property covered by the patents and applications.

4.18 Taxes.

(a) Parent and each of the Parent Subsidiaries have filed all material Tax Returns required to be filed by them, and all such Tax Returns are true, correct, and complete except with respect to immaterial items. Parent and each of the Parent Subsidiaries have paid (or Parent has paid on behalf of each of the Parent Subsidiaries) all Taxes due and payable as shown on such Tax Returns. True and correct copies of all Tax Returns filed by Parent and the Parent Subsidiaries for the period beginning January 1, 2001 through the date hereof have been provided to Company. The most recent financial statements contained in the Parent SEC Reports reflect an adequate reserve (which reserves were established in accordance with GAAP) for the payment of all Taxes of Parent and the Parent Subsidiaries, accrued through the date of such financial statements. No deficiencies for any Taxes have been proposed, asserted or assessed against Parent or any of the Parent Subsidiaries, other than deficiencies that are reflected by reserves maintained in accordance with GAAP and are being contested in good faith and by appropriate procedures.

(b) None of Parent and the Parent Subsidiaries (i) has received any notice that it is being audited by any taxing authority; (ii) has granted any presently operative waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax; (iii) has granted to any Person a power of attorney with respect to Taxes, which power of attorney will be in effect as of or following the Closing; (iv) has received an inquiry regarding the filing of Tax Returns from a jurisdiction where it is not presently filing Tax Returns; or (v) has availed itself of any Tax amnesty or similar relief in any taxing jurisdiction. All audits of federal, state, local and foreign Tax Returns by the relevant taxing authorities have been completed.

(c) None of Parent and the Parent Subsidiaries has assumed liability for the Taxes of another Person under any contract, agreement, arrangement or course of dealing. None of the Parent and the Parent Subsidiaries are, or will be after the Effective Time, bound by any tax sharing agreement (including any indemnity arrangements) or similar arrangements.

(d) There is no lien for Taxes on any of the assets of Parent or any of the Parent Subsidiaries, except for inchoate liens for Taxes not yet due and payable.

(e) All compensation payable to any employee of the Parent or any Parent Subsidiary is deductible under Section 162(m) of the Code (and any comparable provisions of state, local or foreign tax law).

(f) Parent and each of the Parent Subsidiaries have properly withheld on all amounts paid to consultants or employees, or to Persons located outside the United States and have paid over all such amounts to the appropriate taxing authorities.

(g) Parent has not been a party to a transaction intended to qualify under Section 355 of the Code (whether as distributing or distributed company) within the last five years.

(h) All material elections with respect to Taxes affecting the Parent or any Parent Subsidiary or any asset owned by the Parent or any Parent Subsidiary as of the date of this Agreement are set forth on Schedule 4.18(h) of the Parent Disclosure Statement. Neither the Parent nor any Parent Subsidiary has: (i) agreed to or is required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (ii) acquired or owns any assets that directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a) of the Code; (iii) made, and will not make, a consent dividend election under Section 565 of the Code; (iv) elected at any time to be treated as an S corporation within the meaning of Sections 1361 or 1362 of the Code; or (v) made any of the foregoing elections and is required to apply any of the foregoing rules under any comparable state or local Tax provision.

(i) Neither the Parent nor any Parent Subsidiary (i) is a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or contract which is treated as a partnership for Tax purposes, (ii) owns a single member limited liability company or other entity which is treated as a disregarded entity, (iii) is a stockholder of a “controlled foreign corporation” as defined in Section 957 of the Code or a “passive foreign investment company” as defined in Section 1297 of the Code (or any similar provision of state, local or foreign Tax law), or (iv) is a “personal holding company” as defined in Section 542 of the Code (or any similar provision of state, local or foreign Tax law).

(j) Neither Parent nor any of its Subsidiaries is or has been a member of an affiliated group of corporations filing a consolidated federal income tax return (or a group of corporations filing a consolidated, combined or unitary income tax return under comparable provisions of state, local or foreign tax law) other than a group the common parent of which is or was Parent.

4.19 Employee Benefit Plans; ERISA.

(a) Schedule 4.19(a) of the Parent Disclosure Statement lists all of Parent’s (i) Pension Plans; (ii) Welfare Plans; (iii) stock bonus, stock option, restricted stock, phantom stock, stock appreciation right, stock purchase or other equity compensation plan; bonus, profit-sharing plan or other incentive plan; deferred compensation arrangement; severance plan; holiday or vacation plan; retirement or supplemental retirement plan; sabbatical program; medical, heath-related, life or other insurance plan; relocation arrangement; cafeteria (Code Section 125) or dependent care (Code Section 129) benefit; or any other fringe benefit program; and (iv) other employee benefit or compensation plan, agreement (including individual agreement), program, policy or arrangement covering employees, directors and consultants of the Parent, any Parent Subsidiary any of its or their Parent ERISA Affiliates (as hereinafter defined) that either is maintained or contributed to by Parent or any of the Parent Subsidiaries or any of their Parent ERISA Affiliates or to which Parent or any of the Parent Subsidiaries or any of their Parent ERISA Affiliates is obligated to make payments or otherwise may have any liability (collectively, the “Parent Employee Benefit Plans”) with respect to employees or other service-providers or former employees or other service-providers of Parent, the Parent Subsidiaries, or any of their ERISA Affiliates. For purposes of this Agreement, “Parent ERISA Affiliate” shall mean any person (as defined in Section 3(9) of ERISA) that is or has been a member of any group of persons described in Section 414(b), (c), (m) or (o) of the Code, including without limitation Parent or any of the Parent Subsidiaries.

(b) Parent and each of the Parent Subsidiaries, and each of the Parent Employee Benefit Plans, are in compliance with, has performed all obligations required under, and is not subject to liability under, the applicable provisions of ERISA, the Code and other applicable laws, and with the terms of each Parent Employee Benefit Plan, except where the failure to comply or the incurrence of the liability has not had, or could not reasonably be expected to have, individually or in the aggregate a Parent Material Adverse Effect. Each Parent Employee Benefit Plan can be amended, terminated or otherwise discontinued at or after the Effective Time in accordance with its terms, without liability to Parent or the Surviving Corporation, and no Parent Employee Benefit Plan will be subject to any surrender fees or service fees upon termination other than the normal and reasonable administrative fees associated with the termination of benefit plans.

(c) All contributions to, and payments from, the Pension Plans which are required to have been made in accordance with the Pension Plans have been timely made, and timely deposits of employee contributions have been made, except where the failure to make such contributions or payments on a timely basis has not had, or could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d) To the knowledge of Parent, all of Parent’s Pension Plans and Parent’s Subsidiaries’ Pension Plans intended to qualify under Section 401 of the Code so qualify, and no event has occurred and no condition exists with respect to the form or operation of such Pension Plans which would cause the loss of such qualification or the imposition of any material liability, penalty or tax under ERISA or the Code, except for such operational failures as have not had, or could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(e) To the knowledge of Parent, there are no (i) investigations pending by any governmental entity involving the Parent Employee Benefit Plans, nor (ii) pending or threatened claims (other than routine claims for benefits), suits or proceedings against any Parent Employee Benefit Plans, against the assets of any of the trusts under any Parent Employee Benefit Plans or, against any fiduciary of any Parent Employee Benefit Plans or against Parent, any Parent Subsidiary or any of its or their Parent ERISA Affiliates with respect to the operation of such plan or asserting any rights or claims to benefits under any Parent Employee Benefit Plans or against the assets of any trust under such plan, except for those which would not, individually or in the aggregate, give rise to any liability which has had, or could reasonably be expected to have, a Parent Material Adverse Effect. To the knowledge of Parent, there are no facts which would give rise to any liability under this Section 4.19(e) except for those which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect in the event of any such investigation, claim, suit or proceeding.

(f) None of Parent, any of the Parent Subsidiaries nor any employee of the foregoing, nor any trustee, administrator, other fiduciary or any other “party in interest” or “disqualified person” with respect to the Pension Plans or Welfare Plans, has engaged in a “prohibited transaction” (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) other than such transactions that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(g) None of Parent, any of the Parent Subsidiaries, or any of their Parent ERISA Affiliates maintains or contributes to, nor have they ever maintained or contributed to, any pension plan subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA.

(h) Neither Parent nor any Subsidiary of Parent nor any Parent ERISA Affiliate has incurred any material liability under Title IV of ERISA or under Code Section 4.13 that has not been satisfied in full.

(i) Neither Parent, any of the Parent Subsidiaries nor any of their Parent ERISA Affiliates has any material liability (including any contingent liability under Section 4204 of ERISA) with respect to any multiemployer plan, within the meaning of Section 3(37) of ERISA, or any multiple employer plan, within the meaning of Code Section 413(c).

(j) With respect to each of the Parent Employee Benefit Plans, true, correct and complete copies of the following documents have been made available to Parent: (i) the plan document and any related trust agreement, including amendments thereto, (ii) any current summary plan descriptions and other material communications to participants relating to the Parent Employee Benefit Plans, (iii) the three most recent Forms 5500, if applicable, and (iv) the most recent IRS determination letter, if applicable. Parent or any Parent Subsidiary has timely filed and delivered or made available to Parent the three most recent annual reports (Form 5500) and all schedules attached thereto for each Parent Employee Benefit Plan that is subject to ERISA and Code reporting requirements, and all material communications with participants, the IRS, the U.S. Department of Labor, or any other governmental authority, administrators, trustees, beneficiaries and alternate payees relating to any Parent Employee Benefit Plan.

(k) None of the Welfare Plans maintained by Parent or any of the Parent Subsidiaries provides for continuing benefits or coverage for any participant or any beneficiary of a participant following termination of employment, except as may be required under COBRA, or except at the expense of the participant or the participant’s beneficiary. Parent and each of the Parent Subsidiaries which maintain a “group health plan” within the meaning of Section 5000(b)(1) of the Code have complied with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder except where the failure to comply would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(l) No liability under any Pension Benefit Plan or Welfare Plan has been funded or self-insured nor has any such obligation been satisfied with the purchase of a contract from an insurance company as to which Parent or any of the Parent Subsidiaries has received notice that such insurance company is in rehabilitation or a comparable proceeding.

(m) Neither the consummation of the transactions contemplated by this Agreement, nor any termination of employment or any other service relationship, will result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits or compensation payable to or in respect of any employee, director or consultant of Parent or any of the Parent Subsidiaries. There has been no amendment to, written interpretation or announcement (whether or not written) by Parent, any Parent Subsidiary or other Parent ERISA Affiliate relating to, or change in participation or coverage under, any Parent Employee Benefit Plan which would materially increase the expense of maintaining such Parent Employee Benefit Plan above the level of expense incurred with respect to such Parent Employee Benefit Plan for the most recent fiscal year included in the Parent Financial Statements.

(n) Schedule 4.19(n) of the Parent Disclosure Statement lists each Parent Foreign Plan (as hereinafter defined). For purposes hereof, the term “Parent Foreign Plan” shall mean any material plan, program, policy, arrangement or agreement maintained or contributed to by, or entered into with, Parent or any Subsidiary with respect to employees (or former employees) employed outside the United States to the extent the benefits provided thereunder are not mandated by the laws of the applicable foreign jurisdiction. As regards each Parent Foreign Plan, (i) such Parent Foreign Plan is in material compliance with the provisions of the legal requirements of each jurisdiction in which such Parent Foreign Plan is being maintained; (ii) all contributions to, and material payments from, a Parent Foreign Plan which have been required under applicable law or the terms of such plan to be made have been timely made or shall be timely made by the Closing Date (and are reflected as an accrued liability on the Parent Balance Sheet); (iii) Parent, each Parent Subsidiary and any of its or their Parent ERISA Affiliates have materially complied with all applicable reporting and notice requirements applicable to such Parent Foreign Plan; (iv) there are no pending investigations by any governmental body involving the Parent Foreign Plans, and no pending claims, suits or proceedings against such Parent Foreign Plan (other than claims for benefits payable in the normal operation of such plan); (v) the consummation of the transactions contemplated by this Agreement will not itself create or otherwise result in any liability with respect to such Parent Foreign Plan; and (vi) no condition exists that would prevent Parent, any Parent Subsidiary, or any of its or their Parent ERISA Affiliates from terminating or amending any Parent Foreign Plan at any time for any reason in accordance with the terms of each such Parent Foreign Plan without the payment of fees, costs or expenses (other than payment of benefits accrued on the Balance Sheet and any normal and reasonable administrative expenses typically incurred in a termination event).

(o) To the knowledge of the Parent and recognizing that applicable Treasury Regulations have not been promulgated as of the date of this Agreement, (i) no Parent Employee Benefit Plan is a Deferred Compensation Plan; (ii) each Deferred Compensation Plan satisfies the requirements to avoid the consequences set forth in Section 409A(a)(1) of the Code; and (iii) neither the Parent nor any of its Affiliates has

(i) since October 4, 2004, granted to any person an interest in any Deferred Compensation Plan which interest has been or, upon the lapse of a substantial risk of forfeiture with respect to such interest, will be subject to the additional tax (including interest) imposed by Section 409A(a)(1)(B) or (b)(4)(A) of the Code, or (ii) granted to any person an interest in any Deferred Compensation Plan which interest has or will, because of the lapse of a substantial risk of forfeiture with respect to such interest after December 31, 2004 or because such interest is earned after December 31, 2004, be subject to the Tax imposed by Section 409A(a)(1)(B) or (b)(4)(A) of the Code, or (iii) since October 4, 2004, modified the terms of any Deferred Compensation Plan in a manner that could cause an interest previously granted under such plan to become subject to the additional tax (including interest) imposed by Section 409A(a)(1)(B) or (b)(4) of the Code.

(p) Parent and each Parent Subsidiary is in compliance in all material respects with the WARN Act, or any similar state or local law. In the past two years, (i) neither Parent nor any Parent Subsidiary has effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business; (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of Parent and Parent Subsidiaries; and (iii) neither Parent nor any Parent Subsidiary has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or regulation. Neither Parent nor any Parent Subsidiary has caused any of its employees to suffer an “employment loss” (as defined in the WARN Act) during the 90 day period prior to the effective date of this Agreement.

4.20 Environmental Matters.

(a) Except for such cases that, individually or in the aggregate, have not and would not reasonably be expected to have a Parent Material Adverse Effect, no Hazardous Materials are present, as a result of the actions of Parent or, to the knowledge of Parent, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that Parent or any of the Parent Subsidiaries has at any time owned, operated, occupied or leased.

(b) Except for such cases that, individually or in the aggregate, have not and would not reasonably be expected to have a Parent Material Adverse Effect, Parent has not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has Parent engaged in any Hazardous Materials Activity in violation of any rule, regulation, treaty or statute promulgated by any Government Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

(c) Parent currently hold all environmental approvals, permits, licenses, clearances and consents (the “Parent Environmental Permits”) necessary for the conduct of Parent’s Hazardous Material Activities and other businesses of Parent as such activities and businesses are currently being conducted. To the knowledge of Parent, there are no facts or circumstances indicating that any Parent Environmental Permit will or may be revoked, suspended, canceled or not renewed. All appropriate action in connection with the renewal or extension of any Parent Environmental Permit has been taken.

(d) No material action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the knowledge of Parent, threatened concerning any Parent Environmental Permit, Hazardous Material or any Hazardous Materials Activity of Parent. Parent does not have knowledge of any fact or circumstance which could involve Parent in any environmental litigation reasonably expected to have a Parent Material Adverse Effect. Parent has not received notice, nor to the knowledge of Parent is there a threatened notice, that Parent is responsible, or potentially responsible, for the investigation, remediation, clean-up, or similar action at property presently or formerly used by Parent for recycling, disposal, or handling of waste.

4.21 Officer’s Certificate as to Tax Matters. Parent does not have knowledge of any reason why the Merger will fail to qualify as a reorganization under the provisions of Section 368(a) of the Code. Parent knows of no reason why it will be unable to deliver to Heller Ehrman LLP and Boult, Cummings, Conners & Berry, PLC prior to (i) the filing of Registration Statement and (ii) the Closing an Officer’s Certificate in form sufficient to enable each such counsel to render the opinions required by Section 6.4.

4.22 Finders or Brokers. Except for Citigroup Global Market Inc., Parent has not employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or any commission the receipt of which is conditioned upon consummation of the Merger.

4.23 Registration Statement; Proxy Statement/Prospectus. The information supplied by Parent for inclusion or incorporation by reference in the Registration Statement as it relates to Parent, at the time the Registration Statement is declared effective by the SEC, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by Parent for inclusion in the Company Proxy Statement/Prospectus and Parent Proxy Statement, at the date the Company Proxy Statement/Prospectus is first mailed to Company’s stockholders and the time the Parent Proxy Statement is first mailed to the Parent’s stockholders, at the time of the Company Special Meeting and Parent Special Meeting and at the Effective Time will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event with respect to Parent or any of the Parent Subsidiaries shall occur which is required to be described in the Parent Proxy Statement, such event shall be so described, and an amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of Company.

4.24 Title to Property. Parent and the Parent Subsidiaries have good and valid title to all of their respective properties, interests in properties and assets, real and personal, reflected in the Parent Balance Sheet or acquired after the Reference Date, and have valid leasehold interests in all leased properties and assets, in each case free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) liens for current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, (iii) liens securing debt reflected on the Parent Balance Sheet, (iv) liens recorded pursuant to any Environmental Law or (v) liens or failures to have good and valid title which have not had, or could not reasonably be expected to have, individually or in the aggregate a Parent Material Adverse Effect. Schedule 4.24 of the Parent Disclosure Statement identifies each parcel of real property owned or leased by Parent or any of the Parent Subsidiaries.

4.25 Third Party Financing of Cash Consideration. On the date hereof, Parent has entered into a financing agreement (the “Financing Agreement”) with Warburg Pincus Private Equity IX, LP and/or its affiliates which provides for the sale of $70 million of Preferred Stock of Parent concurrently with the Closing (the “Financing Transaction”). True and correct copies of the Financing Agreement have been provided to Company.

4.26 No Existing Discussions. As of the date hereof, neither Parent nor any of its representatives is engaged, directly or indirectly, in any discussions or negotiations with any other Person relating to any Acquisition Proposal (as defined in Section 5.3(c)).

ARTICLE V

COVENANTS

5.1 Conduct of Company Business During Interim Period. During the period from the date of this Agreement to the earlier of the termination of this Agreement or the Effective Time, each of Company and the Company Subsidiaries, except as contemplated or required by this Agreement or as expressly consented to in writing by the Parent, will (i) conduct its operations according to its ordinary and usual course of business and consistent with past practices, (ii) use commercially reasonable efforts to preserve intact its business, to keep available the services of its officers and employees in each business function and to maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it, and (iii) not take any action which would adversely affect its ability to consummate the Merger or the other transactions contemplated hereby. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement and except as set forth on Schedule 5.1 of the Company Disclosure Statement, prior to the earlier of the termination of this Agreement or Effective Time Company will not, and will not permit its Subsidiaries, without the prior written consent of the Parent, directly or indirectly, do any of the following:

(a) except in the ordinary course of business, enter into, violate, extend, amend or otherwise modify or waive any of the material terms of (i) any joint venture, license, or agreement relating to the joint development or transfer of technology or Company IP Rights or (ii) any other Company Contracts.

(b) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant or director stock plans or authorize cash payments in exchange for any options granted under any of such plans;

(c) grant any severance or termination pay to any officer or employee except payments in amounts consistent with policies and past practices or pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing to the other, or adopt any new severance plan;

(d) declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(e) repurchase or otherwise acquire, directly or indirectly, any shares of capital stock except pursuant to rights of repurchase of any such shares under any employee, consultant or director stock plan existing on the date hereof;

(f) cause, permit or propose any amendments to the articles of incorporation or Bylaws of Company (or similar governing instruments of any Company Subsidiaries);

(g) sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of Company, except in the ordinary course of business consistent with past practice;

(h) incur any indebtedness for borrowed money (other than ordinary course trade payables or pursuant to existing credit facilities in the ordinary course of business) or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire debt securities of Company, as the case may be, or guarantee any debt securities of others;

(i) adopt or amend any employee benefit or employee stock purchase or employee option plan, or enter into any employment contract, pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of its officers or employees other than in the ordinary course of business, consistent with past practice, or change in any material respect any management policies or procedures;

(j) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of claims, liabilities or obligations in the ordinary course of business;

(k) split, combine or reclassify any shares of its capital stock;

(l) except as permitted by Section 5.5(c) of this Agreement authorize, solicit, propose or announce an intention to authorize, recommend or propose, or enter into any agreement in principle or an agreement with any other Person with respect to, any plan of liquidation or dissolution, any acquisition of a material amount of assets or securities, any disposition of a material amount of assets or securities, any material change in capitalization, or any partnership, association or joint venture;

(m) fail to renew any insurance policy naming it as a beneficiary or a loss payee, or take any steps or fail to take any steps that would permit any insurance policy naming it as a beneficiary or a loss payee to be canceled, terminated or materially altered, except in the ordinary course of business and consistent with past practice and following written notice to the other party;

(n) maintain its books and records in a manner other than in the ordinary course of business and consistent with past practice;

(o) enter into any hedging, option, derivative or other similar transaction or any foreign exchange position or contract for the exchange of currency other than in the ordinary course of business and consistent with past practice;

(p) institute any change in its accounting methods, principles or practices other than as required by GAAP, or the rules and regulations promulgated by the SEC, or revalue any assets, including without limitation, writing down the value of inventory or writing off notes or accounts receivables;

(q) in respect of any Taxes, (i) except as required by applicable law make or change any material election, change any accounting method, enter into any closing agreement, settle any material claim or assessment, or consent to any extension or waiver of the limitation period applicable to any material claim or assessment, or (ii) enter into any Tax sharing agreement (including any indemnity arrangement) or similar arrangement;

(r) suspend, terminate or otherwise discontinue any planned or ongoing material research and development activities, programs or other such activities other than in the ordinary course of business and consistent with past practice;

(s) issue any capital stock or other options, warrants or other rights to purchase or acquire capital stock, except for the customary grant of stock options in accordance with past practice, the issuance of Company Common Stock upon exercise of stock options granted prior to the date hereof under the Company Stock Plans, and the issuance of Company Common Stock pursuant to the Company Purchase Plan;

(t) take any action to render inapplicable, or to exempt any third party from, (i) the provisions of Sections 607.901 or 607.902 of Florida Law, (ii) any other state takeover statute or regulation or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, or (iii) the Company Rights Plan; or

(u) take or agree to take any action which could reasonably be expected to result in any condition contained in Section 7.2 of this Agreement not being satisfied immediately prior to the Effective Time.

5.2 Conduct of Parent Business During Interim Period. During the period from the date of this Agreement to the earlier of the termination of this Agreement or the Effective Time, each of Parent and the Parent Subsidiaries, except as contemplated or required by this Agreement or as expressly consented to in writing by the Parent, (i) will conduct its operations according to its ordinary and usual course of business and consistent with past practices and (ii) not take any action which would adversely affect its ability to consummate the Merger or the other transactions contemplated hereby. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the earlier of the termination of this Agreement or Effective Time, Parent will not, and will not permit its Subsidiaries to, without the prior written consent of the Company, directly or indirectly, do any of the following:

(a) cause, permit or propose any amendments to the certificate of incorporation or Bylaws of Parent or Merger Sub other than to effectuate the Financing Transaction (or similar governing instruments of any Subsidiaries);

(b) declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(c) sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of Parent, except in the ordinary course of business consistent with past practice;

(d) take or agree to take any action which could reasonably be expected to, result in any condition contained in Section 7.1 of this Agreement not being satisfied immediately prior to the Effective Time;

(e) except in the ordinary course of business, enter into, violate, extend, amend or otherwise modify or waive any of the material terms of (i) any joint venture, license, or agreement relating to the joint development or transfer of technology or Parent IP Rights or (ii) any other Parent Contracts;

(f) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant or director stock plans or authorize cash payments in exchange for any options granted under any of such plans;

(g) incur any indebtedness for borrowed money (other than ordinary course trade payables or pursuant to existing credit facilities in the ordinary course of business) or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire debt securities of Parent, as the case may be, or guarantee any debt securities of others;

(h) in respect of any Taxes, (i) except as required by applicable law make or change any material election, change any accounting method, enter into any closing agreement, settle any material claim or assessment, or consent to any extension or waiver of the limitation period applicable to any material claim or assessment, or (ii) enter into any Tax sharing agreement (including any indemnity arrangement) or similar arrangement;

(i) authorize, solicit, propose or announce an intention to authorize, recommend or propose, or enter into any agreement in principle or an agreement with any other Person with respect to, any plan of liquidation or dissolution, any acquisition of a material amount of assets or securities, any disposition of a material amount of assets or securities, any material change in capitalization, or any partnership, association or joint venture;

(j) institute any change in its accounting methods, principles or practices other than as required by GAAP, or the rules and regulations promulgated by the SEC, or revalue any assets, including without limitation, writing down the value of inventory or writing off notes or accounts receivables;

(k) suspend, terminate or otherwise discontinue any planned or ongoing material research and development activities, programs or other such activities other than in the ordinary course of business and consistent with past practice; or

(l) issue any capital stock or other options, warrants or other rights to purchase or acquire capital stock, except for the customary grant of stock options in accordance with past practice, the issuance of Parent Common Stock upon exercise of stock options granted prior to the date hereof under the Parent Stock Plans, and the issuance of Parent Common Stock pursuant to the Parent Purchase Plan.

5.3 No Solicitation. From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article VIII, Company and the Company Subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, affiliates, employees, investment bankers, attorneys, accountants or other advisors or representatives (each a “Company Representative”) to, directly or indirectly, (i) solicit, initiate or induce the making, submission or announcement, directly or indirectly, of any proposal that constitutes or is reasonably likely to lead to any Acquisition Proposal (as hereinafter defined), (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Transaction (as hereinafter defined); provided, however, that this Section 5.3(a) shall not prohibit Company from contacting any Person that has made an unsolicited Acquisition Proposal (that is not withdrawn) (a “Potential Acquiror”) for the sole purpose of clarifying such proposal and any material contingencies and the capability of consummation; provided, further, however, that this Section 5.3(a) shall not prohibit Company from furnishing information to, or entering into discussions or negotiations with, any Potential Acquiror if (A) neither Company nor the Company Subsidiaries nor any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them and acting on their behalf shall have breached or taken any action inconsistent with any of the provisions set forth in this Section 5.3(a), (B) Company’s board of directors is advised by its financial advisor that the Potential Acquiror submitting such Acquisition Proposal has the financial wherewithal to be reasonably capable of consummating such an Acquisition Proposal, and the board determines in good faith (x) after receiving advice from its financial advisor, that such Acquisition Proposal is or is reasonably likely to result in a Company Superior Offer (as hereafter defined), and (y) based upon advice of outside legal counsel, that the failure to participate in such discussions or negotiations or to furnish such information or approve an Acquisition Proposal would violate the board’s fiduciary duties under applicable law;

(C) at least three (3) business days prior to furnishing any such nonpublic information to, or entering into discussions with a Potential Acquiror, Company gives Parent written notice of the identity of such Potential Acquiror and of Company’s intention to furnish nonpublic information to, or enter into discussions with, such Potential Acquiror and (D) Company receives from such Potential Acquiror an executed confidentiality, standstill and nonsolicitation agreement containing provisions at least as favorable to Company as the confidentiality, standstill and nonsolicitation provisions of the Confidentiality Agreement (as defined in Section 5.4); and (E) at least three (3) business days prior to furnishing any such nonpublic information to such Potential Acquiror, Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by Company to Parent). Without limiting the generality of the foregoing, it is understood and agreed by the parties hereto that any violation of the restrictions set forth in this Section 5.3(a) by any Company Subsidiary or any Company Representative shall be deemed to be a breach of this Section 5.3(a) by the Company.

(b) From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article VIII, Parent and the Parent Subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, affiliates, employees, investment bankers, attorneys, accountants or other advisors or representatives (each a “Parent Representative”) to, directly or indirectly, (i) solicit, initiate or induce the making, submission or announcement, directly or indirectly, of any proposal that constitutes or is reasonably likely to lead to any Acquisition Proposal (as hereinafter defined), (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Transaction (as hereinafter defined); provided, however, that this Section 5.3(b) shall not prohibit Parent from contacting any Potential Acquiror for the sole purpose of clarifying such proposal and any material contingencies and the capability of consummation; provided, further, however, that this Section 5.3(b) shall not prohibit Parent from furnishing information to, or entering into discussions or negotiations with, any Potential Acquiror if (A) neither Parent nor the Parent Subsidiaries nor any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them and acting on their behalf shall have breached or taken any action inconsistent with any of the provisions set forth in this Section 5.3(b), (B) Parent’s board of directors is advised by its financial advisor that the Potential Acquiror submitting such Acquisition Proposal has the financial wherewithal to be reasonably capable of consummating such an Acquisition Proposal, and the board determines in good faith (x) after receiving advice from its financial advisor, that such Acquisition Proposal is or is reasonably likely to result in a Parent Superior Offer (as hereafter defined), and (y) based upon advice of outside legal counsel, that the failure to participate in such discussions or negotiations or to furnish such information or approve an Acquisition Proposal would violate the board’s fiduciary duties under applicable law; (C) at least three (3) business days prior to furnishing any such nonpublic information to, or entering into discussions with a Potential Acquiror, Parent gives Company written notice of the identity of such Potential Acquiror and of Parent’s intention to furnish nonpublic information to, or enter into discussions with, such Potential Acquiror; and (D) Parent receives from such Potential Acquiror an executed confidentiality, standstill and nonsolicitation agreement containing provisions at least as favorable to Parent as the confidentiality, standstill and nonsolicitation provisions of the Confidentiality Agreement (as defined in Section 5.4). Without limiting the generality of the foregoing, it is understood and agreed by the parties hereto that any violation of the restrictions set forth in this Section 5.3(b) by any Parent Subsidiary or any Parent Representative shall be deemed to be a breach of this Section 5.3(b) by the Parent.

(c) For purposes of this Agreement, “Acquisition Proposal” with respect to an entity shall mean any offer or proposal (other than an offer or proposal by the other party) relating to any Acquisition Transaction. For purposes of this Agreement, “Acquisition Transaction” shall mean any transaction or series of related transactions involving: (A) any purchase from the entity or acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 15% interest in the total outstanding voting securities of the entity or of any Subsidiary or any tender offer or exchange offer that if consummated would result in any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 15% or more of the total outstanding voting securities of the entity or of any Subsidiary or any merger, consolidation, business combination or similar transaction involving the entity; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 15% of the assets of the entity; or (C) any liquidation or dissolution of the entity.

(d) In addition to the obligations of Company set forth in Section 5.3(a), Company shall promptly (and in no event later than twenty-four (24) hours after receipt of any Acquisition Proposal, any inquiry or indication of interest that Company reasonably believes could lead to an Acquisition Proposal) advise Parent orally and in writing of any Acquisition Proposal or any request for nonpublic information or inquiry which Company reasonably believes would lead to an Acquisition Proposal or to any Acquisition Transaction, the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such Acquisition Proposal, request or inquiry. Company will keep Parent informed as promptly as practicable in all material respects of the status and details (including material amendments or proposed material amendments) of any such Acquisition Proposal, request or inquiry made after the date hereof.

(e) In addition to the obligations of Parent set forth in Section 5.3(b), Parent shall promptly (and in no event later than twenty-four (24) hours after receipt of any Acquisition Proposal, any inquiry or indication of interest that Parent reasonably believes could lead to an Acquisition Proposal) advise Company orally and in writing of any Acquisition Proposal or any request for nonpublic information or inquiry which Parent reasonably believes would lead to an Acquisition Proposal or to any Acquisition Transaction, the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such Acquisition Proposal, request or inquiry. Parent will keep Company informed as promptly as practicable in all material respects of the status and details (including material amendments or proposed material amendments) of any such Acquisition Proposal, request or inquiry made after the date hereof.

5.4 Access to Information. From the date of this Agreement until the Effective Time, each of Parent and Company will afford to the other party and its authorized representatives (including counsel, financial advisors, consultants, accountants, auditors and agents) reasonable access during normal business hours and upon reasonable notice to all of its facilities, personnel and operations and to all of its and its Subsidiaries books and records, will permit the other party and its authorized representatives to conduct inspections as they may reasonably request and will instruct its officers and those of its Subsidiaries to furnish the other party with such financial and operating data and other information with respect to its business and properties as the other party may from time to time reasonably request, subject to the restrictions set forth in the Confidentiality Agreement, dated as of June 22, 2005 between Parent and Company (the “Confidentiality Agreement”). Parent and Company agree that each of them will treat any such information in accordance with the Confidentiality Agreement, which shall remain in full force and effect in accordance with its terms. Notwithstanding the foregoing, neither Parent nor Company shall have access to the other party’s proprietary technology, customer and sales information including the identity of and information regarding distributors, resellers, partners and end users and information regarding sales dollars, sales volumes and product revenues not publicly available.

5.5 Company Special Meeting; Board Recommendations.

(a) Promptly after the date hereof, Company will take all action necessary in accordance with Florida Law and its articles of incorporation and bylaws to convene a meeting of Company’s stockholders to consider adoption and approval of this Agreement and approval of the Merger (the “Company Special Meeting”) to be held as promptly as possible, and in any event (to the extent permissible under applicable law) within 40 days after the declaration of effectiveness of the Registration Statement. Company will use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by Florida Law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, Company may adjourn or postpone the Company Special Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Company Proxy Statement/Prospectus is provided to Company’s stockholders in advance of a vote on the Merger and this Agreement or, if as of the time for which the Company Special Meeting is originally scheduled (as set forth in the Company Proxy Statement/Prospectus) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Special Meeting. Company shall ensure that the Company Special Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by Company in connection with the Company Special Meeting are solicited, in compliance with the Florida Law and the Exchange Act, Company’s articles of incorporation and bylaws and all other applicable legal requirements.

(b) Except as expressly permitted by Section 5.5(c): (i) the board of directors of Company shall recommend that Company’s stockholders vote in favor of and adopt and approve this Agreement and approve the Merger at the Company Special Meeting; (ii) the Company Proxy Statement/Prospectus shall include a statement to the effect that the board of directors of Company has recommended that Company’s stockholders vote in favor of and adopt and approve this Agreement and the Merger at the Company Special Meeting; and (iii) neither the board of directors of Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the recommendation of the board of directors of Company that Company’s stockholders vote in favor of and adopt and approve this Agreement and the Merger.

(c) If prior to the Company Special Meeting the board of directors of Company determines in good faith, after consultation with its financial and legal advisors, that any Acquisition Proposal received by it constitutes a Company Superior Offer (as hereinafter defined) and the board of directors of Company determines in its good faith judgment, after receiving advice of its outside legal counsel, that failing to take such action with respect to the Company Superior Offer would constitute a breach of its fiduciary duties under applicable law, nothing in this Agreement shall prevent the board of directors of Company from withholding, withdrawing, amending or modifying its recommendation in favor of the Merger; provided, that (i) a Company Superior Offer is made to Company and is not withdrawn, (ii) Company shall have provided written notice to Parent (a “Company Notice of Superior Offer”) advising Parent that Company has received a Company Superior Offer, specifying the material terms and conditions of such Company Superior Offer and identifying the Person or entity making such Superior Offer, and (iii) Parent shall not have, within three (3) business days of Parent’s receipt of the Company Notice of Superior Offer, made an offer that Company board of directors by a majority vote determines in its good faith judgment, after consultation with its financial advisor, to be at least as favorable to Company’s stockholders as such Company Superior Offer (it being agreed that the Company board of directors shall convene a meeting to consider any such offer by Parent promptly following the receipt thereof). In the event the board of directors of the Company determines in good faith to withhold, withdraw, amend or modify its recommendation of the Merger in accordance with this Section, the Company may cancel the Company Special Meeting, terminate this Agreement pursuant to Section 8.1(g) and concurrently with the Company’s notice to terminate pay the fees in accordance with Section 8.3(b)(i). Company shall provide Parent with at least three (3) business days prior notice of any meeting of Company’s board of directors at which Company’s board of directors is reasonably expected to consider any Acquisition Transaction.

For purposes of this Agreement “Company Superior Offer” shall mean an unsolicited, bona fide written offer or proposal made by a third party to consummate any of the following transactions: (i) a merger or consolidation involving Company pursuant to which the stockholders of Company immediately preceding such transaction hold less than a majority of the equity interest in the surviving or resulting entity of such transaction, (ii) the acquisition by any Person or group (including by way of a tender offer or an exchange offer or a two step transaction involving a tender offer followed with reasonable promptness by a merger involving Company), directly or indirectly, of ownership of 51% or more of the then outstanding shares of capital stock of Company, or (iii) any sale, transfer or disposition of all or substantially all of the assets of Company, in each case on terms that the board of directors of Company determines, in its reasonable judgment (after consultation with its financial advisor) to be more favorable to its stockholders than the terms of the Merger; provided, however, that any such offer shall not be deemed to be a “Company Superior Offer” if any financing required to consummate the transaction contemplated by such offer is not committed and is not likely in the reasonable judgment of Company’s board of directors (after consultation with its financial advisor) to be obtained by such third party on a timely basis.

(d) Nothing contained in this Agreement shall prohibit Company or its board of directors from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act.

5.6 Parent Special Meeting; Board Recommendations.

(a) Promptly after the date hereof, Parent will take all action necessary in accordance with Delaware law and its certificate of incorporation and bylaws to convene a meeting of Parent’s stockholders (the “Parent Special Meeting”) to consider approval of (i) the issuance of the shares in connection with the Merger and the Financing Transaction, (ii) the amendment of its 2002 Stock Option Plan to increase the number of shares available for grant thereunder, and (iii) the amendment of it certificate of incorporation to, among other things, increase the authorized number of shares of Common Stock and Preferred Stock (the “Parent Proposals”) to be held as promptly as possible, and in any event (to the extent permissible under applicable law) within 40 days after the declaration of effectiveness of the Registration Statement. Parent will use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the approval of the issuance of the shares in connection with the Merger and the Financing Transaction and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by Delaware law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, Parent may adjourn or postpone the Parent Special Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Parent Proxy Statement is provided to Parent’s stockholders in advance of a vote on the Merger and this Agreement or, if as of the time for which the Parent Special Meeting is originally scheduled (as set forth in the Parent Proxy Statement) there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Special Meeting. Parent shall ensure that the Parent Special Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by Parent in connection with the Parent Special Meeting are solicited in compliance with the Delaware law and the Exchange Act, Parent’s certificate of incorporation and bylaws and all other applicable legal requirements.

(b) Except as permitted by Section 5.6(c): (i) the board of directors of Parent shall recommend that Parent’s stockholders vote in favor of the issuance of the shares in connection with the Merger and Financing Transaction at the Parent Special Meeting; (ii) the Parent Proxy Statement shall include a statement to the effect that the board of directors of Parent has recommended that Parent’s stockholders vote in favor of the issuance of the shares in connection with the Merger and the Financing Transaction at the Parent Special Meeting; and (iii) neither the board of directors of Parent nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Company, the recommendation of the board of directors of Parent that Parent’s stockholders vote in favor of the issuance of the shares in connection with the Merger and the Financing Transaction.

(c) If prior to the Parent Special Meeting the board of directors of Parent determines in good faith, after consultation with its financial and legal advisors, that any Acquisition Proposal constitutes a Parent Superior Offer (as hereinafter defined) and the board of directors of Parent determines in its good faith judgment, after receiving advice of its outside legal counsel, that failing to take such action with respect to the Parent Superior Offer would constitute a breach of its fiduciary duties under applicable law, nothing in this Agreement shall prevent the board of directors of Parent from withholding, withdrawing, amending or modifying its recommendation in favor of issuance of the shares pursuant to the Merger and the Financing Transaction; provided, that (i) a Parent Superior Offer is made to Parent and is not withdrawn, and (ii) Parent shall have provided written notice to Company (a “Parent Notice of Superior Offer”) advising Company that Parent has received a Parent Superior Offer, specifying the material terms and conditions of such Parent Superior Offer and identifying the Person or entity making such Parent Superior Offer. In the event the board of directors of the Parent determines in good faith to withhold, withdraw, amend or modify its recommendation of the issuance of the shares pursuant to the Merger and Financing Transaction in accordance with this Section, the Parent may cancel the Parent Special Meeting, terminate this Agreement pursuant to Section 8.1(k) and concurrently with the Parent’s notice to terminate pay the fees in accordance with Section 8.3(b)(ii). Parent shall provide Company with at least three (3) business days prior notice of any meeting of Parent’s board of directors at which Parent’s board of directors is reasonably expected to consider any Acquisition Transaction.

For purposes of this Agreement “Parent Superior Offer” shall mean an unsolicited, bona fide written offer or proposal made by a third party to consummate any of the following transactions: (i) a merger or consolidation involving Parent pursuant to which the stockholders of Parent immediately preceding such transaction hold less than a majority of the equity interest in the surviving or resulting entity of such transaction, (ii) the acquisition by any Person or group (including by way of a tender offer or an exchange offer or a two step transaction involving a tender offer followed with reasonable promptness by a merger involving Parent), directly or indirectly, of ownership of 51% or more of the then outstanding shares of capital stock of Parent, or (iii) any sale, transfer or disposition of all or substantially all of the assets of Parent, in each case on terms that the board of directors of Parent determines, in its reasonable judgment (after consultation with its financial advisor) to be more favorable to its stockholders than the terms of the Merger; provided, however, that any such offer shall not be deemed to be a “Parent Superior Offer” if any financing required to consummate the transaction contemplated by such offer is not committed and is not likely in the reasonable judgment of Parent’s board of directors (after consultation with its financial advisor) to be obtained by such third party on a timely basis.

(d) Nothing contained in this Agreement shall prohibit Parent or its board of directors from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act.

5.7 Registration Statement. As promptly as practicable after the execution of this Agreement, Company and Parent shall mutually prepare, and Parent shall file the Registration Statement with the SEC. As promptly as practicable following receipt of SEC comments on such Registration Statement, Parent and Company shall mutually prepare a response to such comments. Parent and Company shall use all commercially reasonable efforts to have the Registration Statement declared effective by the SEC as promptly as practicable. Parent shall also take any action required to be taken under applicable state blue sky or securities laws in connection with Parent Common Stock to be issued in exchange for the shares of Company Common Stock. Parent and Company shall promptly furnish to each other all information, and take such other actions (including without limitation using all commercially reasonable efforts to provide any required consents of their respective independent auditors), as may reasonably be requested in connection with any action by any of them in connection with the preceding sentences of this Section 5.7. Whenever any party learns of the occurrence of any event which is required to be set forth in an amendment or supplement to the Company Proxy Statement/Prospectus, Parent Proxy Statement, the Registration Statement or any other filing made pursuant to this Section 5.7, Parent or Company, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff and/or mailing to stockholders of Company and Parent such amendment or supplement.

5.8 Commercially Reasonable Efforts.

(a) Subject to the terms and conditions herein provided, Parent, Merger Sub and Company shall use commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or appropriate under this Agreement, applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) using commercially reasonable efforts to obtain all necessary governmental and private party consents, approvals or waivers, (ii) using commercially reasonable efforts to lift any legal bar to the Merger, and (iii) furnishing all information required under the HSR Act. Parent shall cause Merger Sub to perform all of its obligations under this Agreement.

(b) Notwithstanding anything to the contrary in this Agreement, neither Parent, the Surviving Corporation, nor Company nor any of their Subsidiaries shall be required to (i) divest, hold separate or license (through a trust or otherwise) any business(es), product line(s) or asset(s), (ii) take any action or accept any limitation that would reasonably be expected to have a Parent Material Adverse Effect or a Company Material Adverse Effect, or (iii) agree to any of the foregoing.

5.9 Public Announcements. Before issuing any press release or otherwise making any public statement with respect to the Merger or any of the other transactions contemplated hereby, Parent, Merger Sub and Company agree to consult with each other as to its form and substance, and agree not to issue any such press release or general communication to employees or make any public statement prior to obtaining the consent of the other (which shall not be unreasonably withheld or delayed), except to the extent that Parent, Merger Sub or Company, as the case may be, is advised by outside counsel that such public statement may be required by applicable law or by the rules and regulations of or listing agreement with Nasdaq, or as may otherwise be required by Nasdaq or the SEC.

5.10 Notification of Certain Matters. Company shall give prompt notice to Parent and Merger Sub, and Parent and Merger Sub shall give prompt notice to Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time, (ii) any material failure of Company, Parent or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, or (iv) any facts or circumstances arise that could reasonably be expected to result in a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be.

5.11 Indemnification.

(a) The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are, to the extent permitted by the DGCL, at least as favorable as those contained in the Articles of Incorporation and Bylaws of Company immediately prior to the Effective Time, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers, employees or agents of Company unless such modification is required by law.

(b) Parent will cause the Surviving Corporation to honor and fulfill the obligations of Company and Parent pursuant to any written indemnification agreements identified on Schedule 3.15(a) to the Company Disclosure Statement.

(c) For a period of six (6) years after the Effective Time, Parent will or will cause the Surviving Corporation to maintain in effect directors’ and officers’ liability insurance covering those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy (a copy of which has been made available to Parent); provided, that such insurance shall be of at least the same coverage and amounts containing terms and conditions which are no less advantageous to former officers and directors of the Company; and provided, further, that in no event will Parent or the Surviving Corporation be required to expend in excess of $1,500,000 for such coverage in which event the Surviving Corporation shall maintain as much comparable insurance as can be obtained for such maximum dollar amount.

5.12 Affiliate Agreements. Concurrently with the execution and delivery hereof, Company shall deliver to Parent a list, reasonably satisfactory to counsel for Parent, setting forth the names of all Persons who are expected to be, at the Effective Time, in Company’s reasonable judgment, Affiliates of Company. Company shall furnish such information and documents as Parent may reasonably request for the purpose of reviewing such list. Company shall deliver a written agreement in substantially the form of Exhibit E attached hereto (a “Company Affiliate Agreement”) executed by each Person identified as an Affiliate in the list furnished pursuant to this Section 5.12 within ten (10) days after the execution of this Agreement.

5.13 Stock Exchange Listing. Prior to the Effective Time, if required by the rules of Nasdaq, Parent agrees to cause the shares of Parent Common Stock issuable, and those required to be reserved for issuance in connection with the Merger, to be eligible for trading on the Nasdaq National Market, subject to official notice of the issuance.

5.14 Resignation of Directors and Officers. Prior to the Effective Time, Company shall use its best efforts to deliver to Parent the resignations of such directors and officers of Company and its Subsidiaries as Parent shall specify at least ten business days prior to the Closing, effective at the Effective Time.

5.15 Consents of Parent’ and Company’s Accountants. Each of Parent and Company shall use commercially reasonable efforts to cause its independent accountants to deliver to Parent a consent, dated no more than three days prior to the date on which the Registration Statement shall become effective, in form reasonably satisfactory to Parent and customary in scope and substance for consents delivered by independent public accountants in connection with registration statements on Form S-4 under the Securities Act.

5.16 Voting Agreements. Concurrently with the execution hereof, Company shall deliver to Parent the Company Voting Agreements executed by each director and executive officer of Company identified on Schedule 5.16 of the Company Disclosure Statement. Concurrently with the execution hereof, Parent shall deliver to Company the Parent Voting Agreements executed by each director and executive officer of Parent identified on Schedule 5.16 of the Parent Disclosure Statement.

5.17 Form S-8. No later than ten (10) business days after the Effective Time, Parent shall file with the SEC a Registration Statement, on Form S-8 or other appropriate form under the Securities Act, to register Parent Common Stock issuable upon exercise of the Parent Exchange Options following the Effective Time. Parent shall use commercially reasonable efforts to cause such Registration Statement to remain effective until the exercise or expiration of such options.

5.18 Tax Treatment. Each of Parent and Company shall use its commercially reasonable efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code and to obtain the opinion of counsel referred to in Section 6.4, including by executing the Officer’s Certificate referred to in Sections 3.21 and 4.21 and delivering such Certificate prior to (i) the filing of the Registration Statement and (ii) the Closing.

5.19 SEC Filings.

(a) Company will deliver promptly to Parent true and complete copies of each report, registration statement or statement mailed by it to its security holders generally or filed by it with the SEC, in each case subsequent to the date hereof and prior to the Effective Time. As of their respective dates, such reports, including the consolidated financial statements included therein, and statements (excluding any information therein provided by Parent or Merger Sub, as to which Company makes no representation) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading and will comply in all material respects with all applicable requirements of law. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in such reports, (x) shall comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (y) shall be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (z) shall fairly present the consolidated financial position of Company and the Company Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount. The financial statements contained in the Company Form 10-K for the year ended June 30, 2005 shall be substantially identical to the Company Preliminary Financial Statements provided to the Parent prior to the date hereof.

(b) Parent will deliver promptly to Company true and complete copies of each report, registration statement or statement mailed by it to its security holders generally or filed by it with the SEC, in each case subsequent to the date hereof and prior to the Effective Time. As of their respective dates, such reports, including the consolidated financial statements included therein, and statements (excluding any information therein provided by Company, as to which neither Parent nor Merger Sub makes no representation) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading and will comply in all material respects with all applicable requirements of law. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in such reports, (x) shall comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (y) shall be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the

SEC on Form 10-Q under the Exchange Act) and (z) shall fairly present the consolidated financial position of Parent and the Parent Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount.

5.20 Employee Benefit Matters. Parent and Company shall cooperate to identify employees of Company who Parent believes in its sole discretion are necessary or desirable for Parent’s proposed operations, and Parent will offer such employees of Company employment by Parent or the Surviving Corporation after the Effective Time (such offers may be made before or after the Effective Time). Company shall use commercially reasonable efforts to assist Parent in its efforts to enter into any employment arrangements with employees so identified. Any such employees who are offered employment by Parent and who accept such employment with Parent or the Surviving Corporation are referred to herein as “Continuing Employees.” Parent shall provide Company with copies of any offers of employment made by Parent to employees of Company prior to the Effective Time.

(b) Parent agrees to cause all Continuing Employees to be eligible to participate in the Parent Stock Plans and health and life insurance plans consistent with the eligibility criteria applied by Parent to other employees of Parent. The Continuing Employees shall receive full credit for prior years of service with Company and parity with Parent employees with respect to eligibility to participate in all Parent employee benefit plans, programs and policies. Compensation provided to Continuing Employees shall be determined by Parent in its sole discretion.

5.21 Stock Award Matters. Company shall, and shall cause the administrator(s) of each of the Company Stock Plans and Company Purchase Plan to take any and all actions necessary to cause the options granted under the Company Stock Plans and purchase rights granted under the Company Purchase Plan to be treated in accordance with Section 2.2 hereof.

5.22 Representation on Parent Board. Parent shall take such action as may be necessary to appoint Richard L. Scott to the Parent’s Board of Directors commencing as of the Effective Time. Such appointment shall be as a Class II director whose term expires at the 2007 annual meeting of stockholders of Parent.

5.23 Section 6043A. To the extent not otherwise received from the Company or the Company’s shareholders, at or prior to the Closing, the Company shall deliver to Parent the information required for Parent to comply with its reporting obligations (if any) under Section 6043A of the Code.

ARTICLE VI

CONDITIONS TO THE OBLIGATIONS OF EACH PARTY

The respective obligations of each party to this Agreement to effect the Merger shall be subject to the fulfillment on or before the Effective Time of each of the following conditions, any one or more of which may be waived in writing by all the parties hereto:

6.1 Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect and no proceedings for such purpose shall be pending before or threatened by the SEC.

6.2 Stockholder Approvals. The holders of at least at least a majority of the outstanding shares of Company Common Stock shall have approved the Agreement and the Merger at the Company Special Meeting or any adjournments or postponements thereof. Issuance of the shares pursuant to the Merger and the Financing Transaction shall have been duly approved by the Parent stockholders at the Parent Special Meeting, or any adjournment or postponement thereof.

6.3 Governmental Clearances. Other than the filing of the Articles of Merger and Certificate of Merger which shall be accomplished as provided in Section 1.2, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Government Entity the failure of which to obtain or comply with would be reasonably likely to have a Company Material Adverse Effect or a Parent Material Adverse Effect shall have been obtained or filed.

6.4 Tax Matters. Each of Parent and Merger Sub shall have received an opinion of Heller Ehrman LLP, counsel to Parent and Merger Sub, and Company shall have received an opinion of Boult, Cummings, Conners & Berry, PLC, counsel to Company, each such opinion dated as of the Effective Time, substantially to the effect that on the basis of the facts, representations and assumptions set forth in such opinions, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. If counsel to either Parent or Company does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to such party if counsel to the other party renders such opinion in the required form to such party.

6.5 Statute or Decree. No statute, rule, regulation, writ, order, temporary restraining order or preliminary or permanent injunction shall have been enacted, entered, promulgated or enforced by any court or other tribunal or governmental body or authority, which remains in effect, and prohibits the consummation of the Merger or otherwise makes it illegal, nor shall any governmental agency have instituted any action, suit or proceeding which remains pending and which seeks, and which is reasonably likely, to enjoin, restrain or prohibit the consummation of the Merger in accordance with the terms of this Agreement.

ARTICLE VII

CONDITIONS TO THE OBLIGATIONS OF COMPANY AND PARENT

7.1 Additional Conditions To The Obligations Of Company. The obligations of Company to effect the Merger shall be subject to the fulfillment of each of the following additional conditions, any one or more of which may be waived in writing by Company:

(a) The representations and warranties of Parent and Merger Sub contained in this Agreement (without regard to any materiality exceptions or provisions therein) shall be true and correct, in all respects, as of the Effective Time, with the same force and effect as if made at the Effective Time, except (i) for changes specifically permitted by the terms of this Agreement, (ii) that the accuracy of the representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date and (iii) where the failure of such representations and warranties to be so true and correct does not constitute, or could not reasonably be expected to result in, a Parent Material Adverse Effect; provided, however, that notwithstanding the exception in clause (iii), the representations and warranties contained in Section 4.6 shall be deemed not true and correct in all respects if any amount set forth in Section 4.6 or Schedule 4.6 of the Parent Disclosure Schedule is incorrect by more than 25,000 shares.

(b) Parent and Merger Sub shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c) Parent and Merger Sub shall have furnished a certificate or certificates of Parent and Merger Sub executed on behalf of one or more of their respective officers to evidence compliance with the conditions set forth in Sections 7.1(a) and (b) of this Agreement.

(d) The Parent Common Stock issuable in connection with the Merger shall have been authorized for listing on Nasdaq, subject to official notice of the issuance, if required by the rules of Nasdaq.

7.2 Additional Conditions To The Obligations Of Parent And Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the fulfillment of each of the following additional conditions, any one or more of which may be waived in writing by Parent:

(a) The representations and warranties of Company, contained in this Agreement (without regard to any materiality exceptions or provisions therein) shall be true and correct, in all respects, as of the Effective Time, with the same force and effect as if made at the Effective Time, except (i) for changes specifically permitted by the terms of this Agreement, (ii) that the accuracy of the representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date and (iii) where the failure of such representations and warranties to be so true and correct does not constitute, or could not reasonably be expected to result in a Company Material Adverse Effect; provided, however, that notwithstanding the exception in clause (iii), the representations and warranties contained in Section 3.6 shall be deemed not true and correct in all respects if any amount set forth in Section 3.6 or Schedule 3.6 of the Company Disclosure Schedule is incorrect by more than 25,000 shares.

(b) Company shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) Company shall have furnished a certificate of Company executed by one of its officers to evidence compliance with the conditions set forth in Sections 7.2(a) and (b) of this Agreement.

ARTICLE VIII

TERMINATION

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approval of Company’s and Parent’s stockholders:

(a) by mutual written consent duly authorized by the boards of directors of Parent and Company;

(b) by either Company or Parent if the Merger shall not have been consummated by December 31, 2005 (the “Outside Date”), which date may be extended by mutual consent of the parties hereto, for any reason; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement. Notwithstanding the foregoing, if the failure to consummate the Merger by December 31, 2005 is due to a delay in obtaining (i) approval for the transactions contemplated by this Agreement pursuant to the HSR Act and/or (ii)

a declaration of effectiveness from the SEC for the Registration Statement, the Outside Date shall be the earlier of (a) February 28, 2006 or (b) five (5) business days after both of the following have occurred: (x) approval of the transactions contemplated by this Agreement pursuant to the HSR Act and (y) the stockholder approvals contemplated by this Agreement have been obtained;

(c) by either Company or Parent if (i) a statute, rule, regulation or executive order shall have been enacted, entered or promulgated prohibiting the consummation of the Merger substantially on the terms contemplated hereby or (ii) a court of competent jurisdiction or other Government Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger (provided that the party seeking to terminate pursuant to this Section 8.1(c) shall have complied with its obligations under Section 5.8 and used its reasonable best efforts to have any such order, decree, ruling or other action vacated or lifted);

(d) by Parent or Company if the required approval of the stockholders of Company contemplated by this Agreement shall not have been obtained; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to Company where the failure to obtain Company stockholder approval shall have been caused by the action or failure to act of Company and such action or failure to act constitutes a material breach by Company of this Agreement;

(e) by the Parent or Company if the required approval of the stockholders of Parent contemplated by this Agreement shall not have been obtained; provided, however, that the right to terminate this Agreement under this Section 8.1(e) shall not be available to Parent where the failure to obtain Parent stockholder approval shall have been caused by the action or failure to act of Parent and such action or failure to act constitutes a material breach by Parent of this Agreement;

(f) by Parent if (i) Company, any Company Subsidiary or any Company Representative shall have materially breached Section 5.3(a) or (d), or (ii) at any time prior to the adoption and approval of this Agreement and the Merger by the required vote of the stockholders of Company, if a Company Triggering Event (as hereinafter defined) shall have occurred;

(g) by Company, if, prior to the Company Special Meeting, the board of directors of Company has determined in good faith after receiving the advice of outside legal counsel, to withhold, withdraw, amend or modify its recommendation or approval of the Merger in order to approve and permit Company to accept a Company Superior Offer; provided, however, that Company may not terminate this Agreement pursuant to this Section 8.1(g) if either the Company, any Company Subsidiary or any Company Representative shall have breached Section 5.3(a); and provided, further, however, that Company may not terminate this Agreement pursuant to this Section 8.1(g) unless and until (A) three business days have elapsed following delivery to Parent of a written notice of such determinations by the board of directors of Company and during such three business day period Company has cooperated with Parent, including, without limitation, informing Parent of the terms and conditions of such Company Superior Offer, and the identity of the Person making such Company Superior Offer, with the intent of enabling the parties hereto agree to a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby on such modified terms and conditions may be effected; (B) at the end of such three business day period the Acquisition Proposal continues in the good faith determination of the board of directors of Company to constitute a Company Superior Offer and the board of directors of Company confirms in good faith its determination, after receiving the advice of outside legal counsel, that the failure to take the action set forth in this Section and enter into an agreement to effect the Company Superior Offer would constitute a breach of its fiduciary duties under applicable law; and (C) concurrently with such termination (and as a condition to such termination) the Company pays the fees required by Section 8.3(b)(i);

(h) by Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 7.1(a) or Section 7.1(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that such inaccuracy in Parent’s representations and warranties or breach by Parent remains uncured on the date which is twenty (20) business days following written notice of such breach or inaccuracy from Company to Parent (it being understood that Company may not terminate this Agreement pursuant to this Section 8.1(h) if it shall have materially breached this Agreement and remains in breach of this Agreement as of the date of such termination);

(i) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of Company set forth in this Agreement, or if any representation or warranty of Company shall have become untrue, in either case such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that such inaccuracy in Company’s representations and warranties or breach by Company remains uncured on the date which is twenty (20) business days following written notice of such breach or inaccuracy from Parent to Company (it being understood that Parent may not terminate this Agreement pursuant to this Section 8.1(i) if it shall have materially breached this Agreement and remains in breach of this Agreement as of the date of such termination);

(j) by Parent, upon a breach by Richard L. Scott of the Company Voting Agreement to which he is a party;

(k) by Parent, if, prior to the Parent Special Meeting, the board of directors of Parent has determined in good faith after receiving the advice of outside legal counsel, to withhold, withdraw, amend or modify its recommendation or approval of the issuance of the shares pursuant to the Merger and the Financing Transaction in order to approve and permit Parent to accept a Parent Superior Offer; provided, however, that Parent may not terminate this Agreement pursuant to this Section 8.1(k) if either the Parent, any Parent Subsidiary or any Parent Representative shall have breached Section 5.3(b); and provided, further, however, that Parent may not terminate this Agreement pursuant to this Section 8.1(k) unless and until (A) three business days have elapsed following delivery to Company of a written notice of such determinations by the board of directors of Parent and during such three business day period Parent has cooperated with Company, including, without limitation, informing Company of the terms and conditions of such Parent Superior Offer, and the identity of the Person making such Parent Superior Offer; (B) at the end of such three business day period the Acquisition Proposal continues in the good faith determination of the board of directors of Parent to constitute a Parent Superior Offer and the board of directors of Parent confirms in good faith its determination, after receiving the advice of outside legal counsel, that the failure to take the action set forth in this Section and enter into an agreement to effect the Parent Superior Offer would constitute a breach of its fiduciary duties under applicable law; and (C) concurrently with such termination (and as a condition to such termination) the Parent pays the fees required by Section 8.3(b)(ii); and

(l) by Company if (i) Parent, any Parent Subsidiary or any Parent Representative shall have materially breached Section 5.3(b) or (e), or (ii) at any time prior to approval of the issuance of the shares pursuant to the Merger and Financing Transaction by the required vote of the stockholders of Parent, if a Parent Triggering Event (as hereinafter defined) shall have occurred.

(m) For the purposes of this Agreement, a “Company Triggering Event” shall be deemed to have occurred if: (i) the board of directors of Company or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent its recommendation that Company’s stockholders vote in favor of the adoption and approval of the Agreement or the approval of the Merger; (ii) Company shall have failed to include in the Company Proxy Statement/Prospectus the recommendation of the board of directors of Company that Company’s stockholders vote in favor of the adoption and approval of the Agreement and the approval of the Merger; (iii) the board of directors of Company or any committee thereof fails to reaffirm its recommendation that Company’s stockholders vote in favor of the adoption and approval of the Agreement and the approval of the Merger within ten (10) business days after Parent requests in writing that such recommendation be reaffirmed; (iv) the board of directors of Company or any committee thereof shall have approved or recommended any Acquisition Proposal with respect to Company; or (v) a tender or exchange offer relating to securities of Company shall have been commenced by a Person unaffiliated with Parent and Company shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) business days after such tender or exchange offer is first published, sent or given, a statement disclosing that Company recommends rejection of such tender or exchange offer.

(n) For the purposes of this Agreement, a “Parent Triggering Event” shall be deemed to have occurred if: (i) the board of directors of Parent or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Company its recommendation that Parent’s stockholders vote in favor of the issuance of the shares pursuant to the Merger and the Financing Transaction; (ii) Parent shall have failed to include in the Parent Proxy Statement the recommendation of the board of directors of Parent that Parent’s stockholders vote in favor of the issuance of the shares pursuant to the Merger and the Financing Transaction; (iii) the board of directors of Parent or any committee thereof fails to reaffirm its recommendation that Parent’s stockholders vote in favor of the issuance of the shares pursuant to the Merger and Financing Transaction within ten (10) business days after Parent requests in writing that such recommendation be reaffirmed; (iv) the board of directors of Parent or any committee thereof shall have approved or recommended any Acquisition Proposal with respect to Parent; or (v) a tender or exchange offer relating to securities of Parent shall have been commenced by a Person unaffiliated with Company and Parent shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) business days after such tender or exchange offer is first published, sent or given, a statement disclosing that Parent recommends rejection of such tender or exchange offer.

8.2 Notice of Termination; Effect of Termination. Except as otherwise provided in this Agreement, any termination of this Agreement pursuant to Section 8.1 will be effective immediately upon the delivery of a valid written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect, except (i) as set forth in Section 3.23, Section 8.2, Section 8.3 and Article IX, each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

8.3 Fees and Expenses.

(a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Parent and Company shall share equally all fees and expenses, other than attorneys’ and accountants fees and expenses, incurred in relation to the printing and filing (with the SEC) of the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto, the Company Proxy Statement/Prospectus and the Parent Proxy Statement (including any preliminary materials related thereto).

(b) Payments.

(i) In the event that this Agreement is terminated by Parent pursuant to Section 8.1(f) or Section 8.1(j) or by Company pursuant to Section 8.1(g), Company shall pay Parent a fee equal to $9 million (the “Company Termination Fee”) plus the Parent Expenses (as hereinafter defined). The Company shall pay the amounts required by this Section 8.3(b)(i) in immediately available funds within two (2) business days of notice by Parent of termination and, in the case of termination by Company, such amounts shall be paid concurrently with, and as a condition to, providing notice of termination.

(ii) In the event that this Agreement is terminated by Company pursuant to Section 8.1(l) or by Parent pursuant to Section 8.1(k), Parent shall pay Company a fee equal to $9 million (the “Parent Termination Fee”) plus the Company Expenses (as hereinafter defined). The Parent shall pay the amounts required by this Section 8.3(b)(ii) in immediately available funds within two (2) business days of notice by Company of termination and, in the case of termination by Parent, such amounts shall be paid concurrently with, and as a condition to, providing notice of termination.

(iii) In the event that (A) this Agreement is terminated by Parent or Company, as applicable, pursuant to Section 8.1(b) or Section 8.1(d) and (B) following the date hereof and prior to the termination of this Agreement, a third party has publicly announced an Acquisition Proposal with respect to Company and within 12 months following the termination of this Agreement, a Company Acquisition (as hereinafter defined) is consummated or Company enters into an agreement providing for a Company Acquisition by a third party, Company shall pay Parent the Company Termination Fee, plus the Parent Expenses, less any amounts theretofore paid to Parent pursuant to clauses (i) and (iii) of this Section 8.3(b). Such payment shall be made promptly, but in no event later than two (2) business days after the consummation of such Company Acquisition (regardless of when such consummation occurs if Company has entered into such an agreement with such third party within such 12-month period) in immediately available funds.

(iv) In the event that this Agreement is terminated by Parent or Company pursuant to Section 8.1(d), Company shall reimburse Parent for all documented expenses incurred by Parent in connection with this Agreement and the transactions contemplated hereby (the “Parent Expenses”), not to exceed an amount of $1 million in the aggregate, in immediately available funds not later than ten (10) business days after termination of this Agreement.

(v) In the event that this Agreement is terminated by Parent or Company pursuant to Section 8.1(e), Parent shall reimburse Company for all documented expenses incurred by Company in connection with this Agreement and the transactions contemplated hereby (the “Company Expenses”), not to exceed an amount of $1 million in the aggregate, in immediately available funds not later than ten (10) business days after termination of this Agreement.

(vi) In the event that this Agreement is terminated by Parent pursuant to Section 8.1(i) because the condition set forth in Section 7.2(a) or Section 7.2(b) is not satisfied, Company shall not later than ten (10) business days after the date of such termination, reimburse Parent for the Parent Expenses, not to exceed an amount of $1 million in the aggregate, in immediately available funds.

(vii) In the event that this Agreement is terminated by Company pursuant to Section 8.1(h) because the condition set forth in Section 7.1(a) or Section 7.1(b) is not satisfied, Parent shall not later than ten (10) business days after the date of such termination, reimburse Company for the Company Expenses, not to exceed an amount of $1 million in the aggregate, in immediately available funds.

Each of Parent and Company acknowledges that the agreements contained in this Section 8.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if Parent or Company (as applicable, the “Breaching Party”) fails to pay in a timely manner the amounts due pursuant to this Section 8.3(b), and, in order to obtain such payment, the other party (the “Aggrieved Party”) makes a claim that results in a judgment against the Breaching Party for any or all of the amounts set forth in this Section 8.3(b), the Breaching Party shall pay to the Aggrieved Party its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such suit, together with interest on the amounts set forth in this Section 8.3(b) at the prime rate of The Chase Manhattan Bank in effect on the date such payment was required to be made.

For the purposes of this Agreement, “Company Acquisition” shall mean any of the following transactions (other than the transactions contemplated by this Agreement): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Company pursuant to which Company’s stockholders immediately preceding such transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction, (ii) a sale or other disposition by Company of assets representing in excess of 50% of the aggregate fair market value of Company’s business immediately prior to such sale, or (iii) the acquisition by any Person (including by way of a tender offer or an exchange offer or issuance by Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of Company.

ARTICLE IX

MISCELLANEOUS

9.1 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of Parent, Merger Sub and Company at any time prior to the Effective Time; provided, however, that after approval of this Agreement and the Merger by the stockholders of Company, no such amendment or modification shall (a) change the amount or form of the consideration to be received by Company’s stockholders in the Merger in exchange for the Company Common Stock, or (b) change any other term or condition of the Merger if such change would materially and adversely affect the Company or the holders of any Company Common Stock.

9.2 Waiver of Compliance; Consents. Any failure of Parent or Merger Sub, on the one hand, or Company, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by Company (with respect to any failure by Parent or Merger Sub) or Parent or Merger Sub (with respect to any failure by Company), respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 9.2.

9.3 Survival; Investigations. The respective representations and warranties of Parent, Merger Sub and Company contained herein or in any certificates or other documents delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto and shall not survive the Effective Time.

9.4 Notices. All notices and other communications hereunder shall be in writing and shall be delivered personally by overnight courier or similar means or sent by facsimile with written confirmation of receipt, to the parties at the addresses specified below or at such other address for a party as shall be specified by like notice. Any such notice shall be effective upon receipt, if personally delivered or on the next business day following transmittal if sent by confirmed facsimile. Notices, including oral notices, shall be delivered as follows:

if to Company, to:	CyberGuard Corporation
350 SW 12th Avenue
Deerfield Beach, FL 33442
Telephone: 954-375-3500
Facsimile: 954-375-3501
Attention: Patrick J. Clawson

with a copy to:	Boult, Cummings, Conners & Berry, PLC
1600 Division Street, Suite 700
Nashville, TN 37203
Telephone: 615-252— 2300
Facsimile: 615-252-6300
Attention: Stephen T. Braun, Esq.

if to Parent, or Merger Sub, to:	4810 Harwood Road
San Jose, CA 95124
Telephone: 408-979-6180
Facsimile: 408-979-6505
Attention: John McNulty

with a copy to:	2675 Long Lake Road
St. Paul, MN 55113
Telephone: 651-628-6221
Facsimile: 651-628-2714
Attention: Mary Budge
and
Heller Ehrman LLP
275 Middlefield Road
Menlo Park, CA 94025-3506
Telephone: 650 324-7000
Facsimile: 650 324-0638
Attention: Kyle Guse, Esq.

9.5 Assignment; Third Party Beneficiaries. Neither this Agreement nor any right, interest or obligation hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not intended to confer any rights or remedies upon any Person other than the parties hereto and, with respect only to Section 5.11, the Indemnified Parties.

9.6 Governing Law. Except to the extent that Florida law applies mandatorily to the Merger or any action taken in respect thereof by Company or its board of directors or stockholders, this Agreement shall be governed by the laws of the State of Delaware without reference to principles of conflicts of laws.

9.7 Specific Enforcement; Consent to Jurisdiction. The parties hereto agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or in any state court in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or of any state court located in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a Federal court located in the State of Delaware or a state court located in the State of Delaware. Within ten (10) business days of the date hereof, Company shall duly appoint an agent to accept service of process in the State of Delaware and shall provide Parent with the name and contact information for such agent.

9.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.9 Severability. In case any one or more of the provisions contained in this Agreement should be finally determined to be invalid, illegal or unenforceable in any respect against a party hereto, it shall be adjusted if possible to effect the intent of the parties. In any event, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability shall only apply as to such party in the specific jurisdiction where such final determination shall have been made.

9.10 Interpretation. The Article and Section headings contained in this Agreement are solely for the purpose of reference and shall not in any way affect the meaning or interpretation of this Agreement. The word “including” shall be deemed to mean “including without limitation.”

9.11 Entire Agreement. This Agreement, the Company Voting Agreements, the Parent Voting Agreements and the Confidentiality Agreement including the exhibits hereto and the documents and instruments referred to herein (including the Company Disclosure Statement and the Parent Disclosure Statement), embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no representations, promises, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein and therein.

9.12 Definition of “law”. When used in this Agreement “law” refers to any applicable law (whether civil, criminal or administrative) including, without limitation, common law, statute, statutory instrument, treaty, regulation, directive, decision, code, order, decree, injunction, resolution or judgment of any government, quasi-government, supranational, federal, state or local government, statutory or regulatory body, court, or agency.

9.13 Rules of Construction. Each party to this Agreement has been represented by counsel during the preparation and execution of this Agreement, and therefore waives any rule of construction that would construe ambiguities against the party drafting the agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, Secure Computing Corporation, Merger Sub and CyberGuard Corporation have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

SECURE COMPUTING CORPORATION

By:	/s/ John McNulty
John McNulty Chief Executive Officer

BAILEY ACQUISITION CORP.

By:	/s/ Mary K. Budge
Mary K. Budge President

CYBERGUARD CORPORATION

By:	/s/ Patrick J. Clawson
Patrick J. Clawson Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]